Exhibit 4.12

LEASE DEED

THIS LEASE DEED is made at Gurgaon on this      day of             , 2014.

BETWEEN

M/s DLF Assets Private Limited, a company incorporated under the Companies Act, 1956 and having its Registered Office at 1-E, Jhandewalan Extension, Naaz Cinema Complex, New Delhi - 110 055 India (hereinafter referred to as ‘THE LESSOR’ which expression shall unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors, administrators, transferees and assigns) acting through its Authorized Signatories, Mr. Amit Grover and Mr. Navin Kedia duly authorized vide Board Resolution dated 17th January, 2014 of the First Part.

AND

M/s WNS Global Services Private Limited, a company incorporated under the Companies Act 1956 and having its Registered Office and Head Office/Corporate Office at Plant No. 10, Gate No. 4, Godrej & Boyce Complex, Pirojshangar, LBS Marg, Vikhroli (West), Mumbai – 400079 (hereinafter referred to as ‘THE LESSEE’ which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors) having Permanent Account Number (PAN) AAACW2598L and Tax Deduction and Collection Account Number (TAN) MUMW01007G, acting through its Authorized Signatory Mr. Varun Vasisht duly authorized vide Board Resolution dated 31st October, 2013 of the Second Part.

(Both THE LESSOR and THE LESSEE are collectively referred to as “the Parties”).

WHEREAS:

A.	DLF Limited has been granted formal approval for the Said Plot (as defined hereinafter) by the Department of Commerce (EPZ Section), Ministry of Commerce & Industry, Government of India, by a letter of approval (Ref No. F.2/137/2005-EPZ) dated October 25, 2006 and notified vide Notification no. S.O. 2070 (E) dated December 6, 2006 and S.O. 395 (E) dated March 19, 2007, pursuant to the provision of the SEZ Laws;

B.	DLF Limited and THE LESSOR thereafter executed certain agreements which inter alia detailed the terms and conditions with respect to transfer and handing over of certain specified buildings on the Said Plot to THE LESSOR. By virtue of these agreements and after requisite regulatory approvals including the approvals from the Board of Approval, Ministry of Commerce, Government of India, THE LESSOR became the co-developer with rights to develop, operate and maintain the Said Building including conversion of Bare Shell building into Warm Shell building.

C.	THE LESSOR is seized and possessed of the Said Building developed/ to be developed and is competent to lease office spaces in the Said Building.

D.	THE LESSEE has approached THE LESSOR to lease office space(s) in the said Building and THE LESSOR has agreed to lease and THE LESSEE has executed the LOI with THE LESSOR to take on lease the Demised Premises (as hereinafter defined).

E.	Based on the above representations made by THE LESSOR and after due inspection and verification of the Said Plot, the Said Complex (as defined hereinafter), the Said Building and the Demised Premises (as defined hereinafter) and also all the approvals and sanctions including approved building plans, ownership record of the said Plot, Said Building and other documents relating to the title, competency, and all other relevant details, THE LESSEE is satisfied in all respects with regard to the right, title, authority and competency of THE LESSOR to enter into this Lease Deed.

F.	THE LESSEE hereby confirms that it shall carry out, implement and execute all interior works/ designs in the Demised Premises in compliance/ adherence with the approval/ guidelines issued by THE LESSOR from time to time for carrying out such interior works in the Demised Premises.

G.	THE LESSEE further confirms that it shall obtain/ has obtained all pre-requisite sanctions, approvals, licenses, from all the statutory/ competent authorities which may be necessary for commencement of its business operations in the Demised Premises. THE LESSEE shall be solely responsible and liable for any action by any authority, claim/ damages etc. arising out of non-compliance thereof.

H.	THE LESSEE shall be responsible for compliances of all applicable laws and to perform all of its obligations under this Lease Deed including various permissions and approvals to the extent required to be observed/ performed by THE LESSEE under the SEZ Laws and THE LESSOR shall not be liable in any manner towards any action/ claims / damages arising due to any non-compliance of any laws and non-fulfillment of any obligations by THE LESSEE.

I.	Upon assurances and representations of THE LESSEE that it shall strictly abide by the covenants contained in this Lease Deed and has all the required and necessary approvals and permissions under the SEZ Laws and other applicable statutes, bye-laws for operating THE LESSEE’s unit in the Demised Premises, THE LESSOR in good faith believing all representations of THE LESSEE to be true, has agreed to give on lease to THE LESSEE, the Demised Premises, on the terms and conditions recorded herein.

J.	THE LESSEE confirms that it is executing this Lease Deed with full knowledge of all the Laws, Bye-laws, Rules, Regulations, Notification etc. which are applicable to the Said Plot, Said Complex, Said Building and the Demised Premises.

K.	Both the Parties have agreed to enter into this Lease Deed on the terms and conditions stipulated in this Lease Deed and as per the commercial terms as provided in the LOI and as annexed hereto as Annexures C-I(a) and Annexures C-II to C-IV and T-I to T-X annexed hereto.

NOW THEREFORE IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION:

1(A)	DEFINITIONS

In this Lease Deed, unless the context otherwise requires, the following terms shall have the following meanings:

“Access Cards” shall mean the access cards provided by THE LESSOR to THE LESSEE and /or its employees.

“Bare Shell” shall mean the built up structures with lift lobbies, external facades, fire suppression system as per building norms, cement flooring, no plaster on concrete columns, walls or ceiling except on brick walls.

“Car Parking Charges” shall mean the charges collectively payable for car parking spaces and additional car parking spaces (if any), as detailed in Annexure C-I(a).

“Demised Premises” shall mean super built up area admeasuring 4,144.102 sq. mtrs. (44,607 sq. ft.) (approx.) on 10th Floor in the Said Building and as more fully described and detailed as per Annexures T-I & T-II.

“Due Date” shall mean the 1st day of each English calendar month but not later than 7th day of each English calendar month.

“Façade Signage” shall mean the signage which may be put up by THE LESSEE indicating its name or logo and to be put up on an earmarked location with size and specification as approved / permitted by THE LESSOR.

“Façade Signage Charges” shall mean the annual charges payable by THE LESSEE for putting up the Façade Signage as detailed in Annexure C-I(a).

“IFRESD” shall mean the interest free refundable electricity security deposit, as provided in Annexure C-I(a).

“IFRMSD” shall mean the interest free refundable maintenance security deposit, as provided in Annexure C-I(a).

“IFRSD” shall mean the interest free refundable security deposit, as provided in Annexure C-I(a).

“IPR” shall mean intellectual property rights collectively including all trade names, trademarks, service marks, brand name(s), logos, symbols, proprietary marks, etc.

“Lease Commencement Date” shall mean the date of commencement of Lease Term as provided in Annexure C-I(a).

“Lease Deed” shall mean this lease deed executed between THE LESSOR and THE LESSEE and shall include all the annexures thereto and any amendment/modifications made to this lease deed in accordance with the terms hereto.

“Lease Renewal Term” shall mean a further period of 5 years from the expiry of the Lease Term.

“Lease Term” shall mean a period of 5 years from the Lease Commencement Date.

“Lock-in period” shall mean a period as provided in Annexure C – I (a) from the Lease Commencement Date.

“LOI” shall mean the letter of intent dated 14th February, 2014 in respect of leasing of the Demised Premises.

“Letter of Approval” shall mean the letter of approval granted by the concerned authority under the SEZ Laws.

“Maintenance Charges” shall mean the monthly charges towards the maintenance services, as provided in Annexure C-I (a).

“Property” shall collectively mean the Said Plot, the Said Complex and the Said Building.

“Rent Commencement Date” shall mean the date for commencement of payment of Warm Shell Rent as provided in Annexure C-I(a).

“Said Building” shall mean tower A2 & A3, of the Said Complex, in Warm Shell condition.

“Said Complex” shall mean the complex consisting of multi storied towers with basements/ stilt constructed on the Said Plot and known as DLF World Tech Park, NH8, Gurgaon.

“Said Plot” shall mean the land measuring 37 Acres situated at NH8, Silokhera, Gurgaon more fully described in Annexure C-II.

“Security Deposits” shall mean IFRSD, IFRMSD and IFRESD collectively.

“SEZ approvals” shall mean the approvals under the SEZ Laws.

“SEZ Laws” shall mean the Special Economic Zones Act, 2005 and any amendment thereto and the rules and regulations framed thereunder from time to time.

“Taxes on Property” shall mean collectively any and all taxes, duties, charges, cesses, levy(ies) etc. on the Property as may be levied by the Central Government and/or State Government and/or local bodies and/or any other competent authority(ies).

“TDS” shall mean the tax deducted at source at the applicable rates as per the Income Tax Act or any other tax of similar nature under any statute as applicable from time to time.

“Warm Shell” shall mean Bare Shell with complete building atriums, all fittings, air conditioning ducts, electrical distribution and fire fighting, electricity provisions on each floor up to the shaft, 100% power back up including power back up for air conditioning system and back up air conditioning provision for the office area up to Air Handling Unit (AHU) on each floor.

“Warm Shell Rent” shall mean the monthly rent payable for the Demised Premises as provided in Annexure C-I(a).

1. (B)	INTERPRETATION

1.1	In the interpretation of this Lease Deed including the recitals and annexures, unless the context or subject matter otherwise requires:

(a)	the singular includes the plural and vice versa and in particular (but without limiting the generality of the foregoing) any word or expression defined in the singular shall have a corresponding meaning if used in the plural and vice versa;

(b)	a reference to any gender includes the other gender;

(c)	a reference to any agreement, deed or other instrument (including, without limitation, references to this Lease Deed) includes the same as varied, amended, supplemented, restated, novated or replaced from time to time;

(d)	a reference to any statutory provision or to any provision of any legislation includes any modification, amendment or re-enactment of any legislative provision substituted for any or all statutory instruments or notification issued under such legislation or such provisions;

(e)	where a word or phrase has a defined meaning, any other part of speech or grammatical form in respect of the word or phrase has a corresponding meaning; and

(f)	a reference to a clause or annexure is a reference to the relevant clause of or annexure to this Lease Deed.

1.2	In this Lease Deed, headings are for the convenience of reference only and shall not affect interpretation.

2.	DEMISED PREMISES:

THE LESSOR hereby agrees to grant the Demised Premises on lease to THE LESSEE and THE LESSEE agrees to take the Demised Premises on lease from THE LESSOR, as per terms and conditions of this Lease Deed, together with the right to park cars in terms of this Lease Deed, in the car parking spaces earmarked by THE LESSOR in the basement(s)/ stilt/ surface car parking spaces as provided in Annexure T-III of this Lease Deed.

3.	MONTHLY RENT:

3.1	THE LESSEE shall pay the Warm Shell Rent in advance for the month in respect of which such Warm Shell Rent is payable, to THE LESSOR or its nominees/ permitted assigns by cheque/ bank draft/ wire transfer (in accordance with the ECS form annexed as Annexure C-V of this Lease Deed), payable from the Rent Commencement Date.

3.2	The Warm Shell Rent shall be payable by the Due Date and shall be paid in advance for each month in respect of which the Warm Shell Rent would be payable.

3.3	Any other taxes/ duties/ charges/ cesses / levy(ies) etc. as applicable, from time to time, on Warm Shell Rent including service tax shall be payable by THE LESSEE in addition to the Warm Shell Rent as mentioned hereinabove.

3.4	Payment of Warm Shell Rent is subject to deduction of TDS.

3.5	Notwithstanding other rights of THE LESSOR as provided in this Lease Deed, all delayed payments under this Lease Deed shall carry an interest of 15% per annum from the Due Date till the date the payments are made.

4.	CAR PARKING SPACES:

4.1	Car parking spaces shall be provided in stilt/ surface/ basement car parking spaces (as applicable) on the Said Plot, the charges for which are detailed in Annexure C-I(a) of this Lease Deed. Any additional car parking spaces shall be provided, subject to availability, as per the charges detailed in the aforementioned Annexure C-I(a).

4.2	The Car Parking Charges shall be payable by the Due Date and shall be paid in advance for each month in respect of which the Car Parking Charges would be payable.

4.3	Such car parking spaces shall be earmarked for the exclusive use of THE LESSEE and shall not be used by THE LESSEE for storage or any purpose other than parking its cars/ two wheelers.

4.4	The Lock-in Period shall also be applicable to the car parking spaces including any additional car parking spaces.

4.5	Any other taxes/ duties/ charges/ cesses/levy(ies) etc. as applicable from time to time, on the Car Parking Charges including service tax shall be payable by THE LESSEE in addition to the Car Parking Charges as mentioned hereinabove.

5.	SIGNAGE:

5.1	Lift Lobby and Building Atrium Directory Signage/ Name/ Logo

5.1.1	THE LESSEE may be allowed to put its directional signage/ name/ logo on the lift lobby of the floor occupied by it, at its own cost.

5.1.2	The location for putting such directional signage/ name/ logo and the size of the same shall be subject to prior written approval of THE LESSOR.

5.1.3	All taxes, fee, charges, cess, duties, levy(ies) etc on putting up such directional signage/ name/ logo shall be the sole liability of THE LESSEE and payable directly to the concerned authorities by THE LESSEE, as applicable from time to time.

5.1.4	THE LESSOR may display THE LESSEE’s name/ logo on the building directory signage placed in the atrium of the Said Building as per the location, size and specification of such building directory signage determined by THE LESSOR.

5.1.5	The aforesaid shall be subject to the laws and regulations, as applicable from time to time.

5.2	Façade Signage

5.2.1	The Façade Signage Charges shall be payable by THE LESSEE to THE LESSOR or its nominees/ assigns in advance from the Lease Commencement Date or from the date the Façade Signage is taken by THE LESSEE (i.e. the date on which the addendum for modifying Annexure C-I(a) to this effect is signed between the Parties), whichever is later.

5.2.2	There shall be no refund /adjustment of such Façade Signage Charges on expiry of lease and/ or any earlier termination thereof.

5.2.3	The Façade Signage Charges shall escalate together and as per escalation in Warm Shell Rent as mentioned in Annexure C-I(a).

5.2.4	All taxes including service tax, duties, rates, cesses, costs and charges relating to the Façade Signage, payable to the authorities concerned from time to time, shall be borne and paid by THE LESSEE directly.

5.2.5	Service tax and any other taxes/duties/charges/levy(ies) etc. as statutorily applicable from time to time on Façade Signage Charges shall be payable by THE LESSEE in addition to the Façade Signage Charges as mentioned hereinabove.

5.2.6	The above shall be subject to the laws and regulations as applicable from time to time.

5.2.7	No signage of any kind either inside or outside shall be allowed on the façade glass/ columns of the Demised Premises.

6.	MAINTENANCE CHARGES:

6.1	The maintenance services for the Said Plot / Said Complex/Said Building, as set out in Annexure T-IV to this Lease Deed, shall be provided by THE LESSOR or its nominees/ assigns, the estimated Maintenance Charges for which shall be calculated prorata of the super built up area of the Demised Premises to the total super built-up area of the Property.

6.2	The Maintenance Charges for such maintenance services shall be paid to THE LESSOR or its nominees/ assigns, in advance for each month, as per the bill(s)/ invoice(s) raised by THE LESSOR or its nominees/ assigns.

6.3	The Maintenance Charges shall be subject to deduction of Income Tax at source as applicable, from time to time.

6.4	Any other taxes/ duties/ charges/ cesses / levy(ies) etc. as applicable from time to time on Maintenance Charges including service tax shall be payable by THE LESSEE in addition to the Maintenance Charges mentioned hereinabove as and when demanded by THE LESSOR.

6.5	The Maintenance Charges shall be payable by the Due Date, in advance for each month in respect of which such Maintenance Charges would be payable.

6.6	The Maintenance Charges as specified in this Lease Deed are subject to increase of prices of diesel, gas, petroleum products and other consumables, electricity rates, taxes, wages and salaries, cost of annual maintenance contracts of lifts, DGs, HVAC supplies, transformers, panels etc. during the Lease Term and the Lease Renewal Term (if any).

6.7	After completion of a financial year (i.e. from 1st April of a calendar year to 31st March of the next calendar year), THE LESSOR or its nominees / assigns will provide THE LESSEE, within a reasonable time period, a third party auditor certificate of expenditure/ expenses towards maintenance charges incurred during such financial year.

Any under-recovery by THE LESSOR or its nominees/assigns shall become payable by THE LESSEE to THE LESSOR or its nominees/assigns and any over-recovery by THE LESSOR or its nominees/assigns shall become refundable by THE LESSOR/ or its nominees/assigns to THE LESSEE. Any such payment by refund to THE LESSEE shall be without any interest and such payment shall be payable by either party within thirty (30) days of providing such third party auditor certificate and issuance of credit/ debit note (as applicable).

7.	POWER/ ELECTRICITY/ POWER BACK-UP CHARGES:

7.1	The power/ electricity and power back-up for the Said Plot/ Said Complex/ Said Building/ Demised Premises will be provided by grid (as per availability) or private utility companies or generator sets, the charges of which will be as per Annexure C-I(a) of this Lease Deed.

7.2	Separate meters will be installed by THE LESSOR for recording the consumption of power, power back up, AHU electrical usage and water in the Demised Premises. The cost for such meters, if applicable, shall be payable by THE LESSOR as a one-time non-refundable cost. Alternatively, the monthly meter hire charges, if applicable, shall be payable by THE LESSEE separately along with the monthly power consumption charges.

7.3	The bills for such charges shall be raised by THE LESSOR or its nominees/ assigns as per the meter reading and shall be payable by THE LESSEE by the due date as mentioned in such bills.

8.	SECURITY DEPOSITS:

8.1	Interest Free Refundable Security Deposit (IFRSD)

8.1.1	THE LESSEE shall pay and always maintain the IFRSD as per details given in Annexure-C-I(a) with THE LESSOR, during the Lease Term and the Lease Renewal Term, if any.

8.1.2	The aforesaid IFRSD shall automatically stand proportionately increased and payable upon escalation in Warm Shell Rent, as mentioned in Annexure C-I(a) of this Lease Deed and shall be paid by THE LESSEE along with the first payment of the escalated Warm Shell Rent to THE LESSOR.

8.2	Interest Free Refundable Maintenance Security Deposit (IFRMSD)-

8.2.1	THE LESSEE shall pay and always maintain the IFRMSD as per details given in Annexure-C-I(a) with THE LESSOR or its nominees/ assigns, during the Lease Term and the Lease Renewal Term, if any.

8.3	Interest Free Refundable Electricity Security Deposit (IFRESD)

8.3.1	THE LESSEE shall pay and always maintain with THE LESSOR, the IFRESD as per details given in Annexure-C-I(a) for an amount for power load of 0.006 KVA per sq.ft. for the Demised Premises provided by THE LESSOR for internal lighting and power (excluding HVAC load) during the Lease Term and the Lease Renewal Term, if any.

8.3.2	Any additional power load required by THE LESSEE shall be provided not exceeding 3% of 0.006 KVA per sq.ft. of the Demised Premises, subject to availability and on payment of a non-refundable charge of Rs. 10,000/- per KVA of power load in addition to the refundable deposit of Rs. 3,000/- per KVA of power load. However, any additional infrastructure cost required for supply of power from the source of power to the electrical tap off box on the floor shall be borne by THE LESSEE at cost + 20% basis. Any additional power load requirement beyond 3% of 0.006 KVA per sq.ft of leased area and the payment thereof shall be subject to mutual agreement between the Parties.

8.3.3	Any deposit/ charges as may be demanded by the grid/ utility companies supplying power to the Demised Premises/ Said Building/ Said Complex from time to time, shall be additionally payable by THE LESSEE on the basis of proportionate electricity load provided to the Demised Premises, prior to such connection.

8.4	Refund of Security Deposits

The Security Deposits, shall be the amounts kept with THE LESSOR against due performance of obligations and payments of all dues by THE LESSEE under the Lease Deed. THE LESSOR shall be entitled, at any time with intimation to THE LESSEE, to utilize and make deduction(s) from the Security Deposits, of an amount, which in the opinion of THE LESSOR, is/ are equivalent to the outstanding dues of THE LESSEE, or for making good any loss or damage caused or permitted to be caused to THE LESSOR or Demised Premises by THE LESSEE. THE LESSEE shall be required to forthwith replenish the Security Deposits to the full amount upon any deduction(s) made by THE LESSOR under any provision of this Lease Deed.

THE LESSOR shall provide to THE LESSEE the statement of the outstanding dues payable by THE LESSEE, if any, and other estimated charges payable under the Lease Deed, supported with relevant documents, Fifteen (15) days prior to the expiry of the Lease Term/ Lease Renewal Term (if any) and THE LESSEE undertakes to clear the aforesaid amounts and provide the TDS certificates regarding the payments made to THE LESSOR within the permissible time frame as per the income tax regulations.

Simultaneous to the expiry/ earlier termination of this Lease Deed and upon THE LESSEE surrendering peaceful, vacant and physical possession of the Demised Premises in as good condition as it was in at the time when THE LESSEE was handed over the Demised Premises for fit outs, reasonable wear and tear excepted, subject to THE LESSEE making payment of any and all outstanding dues/ claims for damages (if any) under this Lease Deed or Lease Renewal Term (if any) separately to THE LESSOR, THE LESSOR shall refund all Security Deposits as mentioned above to THE LESSEE, without any interest.

However, such refund is subject to adjustment or deduction of dues with respect to the TDS (if any) and outstanding dues under this Lease Deed including Warm shell Rent, Maintenance Charges, Power Charges/ claims for damages (if any) under this Lease Deed or renewal thereof, if the above are not paid by THE LESSEE.

In case of any delay by THE LESSOR in refunding the Security Deposits to THE LESSEE as aforesaid, provided such delay is not attributable to THE LESSEE, THE LESSOR shall pay an interest of 15% per annum for the period of such delay.

9.	TAXES ON PROPERTY:

9.1	In addition to the payments mentioned in preceding clauses, Taxes on Property are payable/ reimbursable by THE LESSEE calculated prorata of the super built up area of the Demised Premises to the total super built-up area of the Property as well as payable/reimbursable in respect of car parking spaces, if applicable.

9.2	Taxes on Property as presently levied and all increases and/ or fresh impositions thereof as levied both prospectively and retrospectively and shall be payable/ reimbursable from the Lease Commencement Date and till the occupancy period by THE LESSEE or the Lock-in period, whichever is later, as applicable.

9.3	Taxes on Property shall be paid/ reimbursed by THE LESSEE to THE LESSOR, within fifteen (15) days of the date of invoice/ demand raised/ made by THE LESSOR, giving details thereof duly supported with copies of relevant documents, if any.

9.4	Any penalties/ interest arising due to delayed payments/ reimbursements by THE LESSEE shall be solely to THE LESSEE’s account. Similarly, any penalties arising due to delayed payments by THE LESSOR shall be solely to THE LESSOR’s account.

10.	LEASE TERM:

10.1	Unless earlier terminated in accordance with the terms of this Lease Deed, the lease shall be valid for the Lease Term.

10.2	The Parties shall comply with the SEZ Laws and shall keep their SEZ approvals valid during the entire Lease Term and Lease Renewal Term (if any).

10.3	THE LESSEE agrees that in the event the Letter of Approval granted to THE LESSEE expires or is withdrawn or cancelled for any reason whatsoever by the concerned authority under the SEZ Laws, then in such an event the Lease Deed shall stand automatically terminated on such expiry / withdrawal / cancellation without any further notice from THE LESSOR. In such an event of expiry / termination/ cancellation of the letter of approval then it shall be treated as termination of the Lease Deed under Clause 12.1 and shall be liable of consequences as stipulated therein.

11.	LEASE RENEWAL AND ESCALATION:

11.1	Lease Renewal Term (if any): THE LESSEE shall have the option to renew the Lease Deed for the Lease Renewal Term and such renewal shall be permitted by THE LESSOR, provided that:

(a)	THE LESSEE has provided THE LESSOR with a written notice at least six (6) months prior to the expiry of the Lease Term, stating its intention to renew the Lease Deed for the Lease Renewal Term; and

(b)	THE LESSEE has received approval for such Lease Renewal Term under the provisions of the applicable laws including SEZ Laws.

11.2	Such renewal, if any, shall be subject to performance of its obligations under this Lease Deed by THE LESSEE and execution of a fresh Lease Deed in respect of the Lease Renewal Term before the expiry of the existing lease tenure.

11.3	The LESSEE shall be liable to pay the escalations in Warm Shell Rent, Car Parking charges and IFRSD (if any) as provided in Annexure C-I(a) during the Lease Term or Lease Renewal Term (if any).

12.	LOCK-IN PERIOD/ TERMINATION BY THE LESSEE:

12.1	Termination by THE LESSEE before the expiry of the Lock-in Period:

THE LESSEE may terminate the lease, by giving a prior written notice for a period of six (06) months before the expiry of the Lock-in period or by making payment of Warm Shell Rent, Car Parking Charges, Taxes on Property, Façade Signage Charges (if any), Maintenance Charges, taxes and any other charges in lieu of the said notice period of six (06) months and also the amount equivalent to any rent-free period (period between the Lease Commencement Date and the Rent Commencement Date) extended to THE LESSEE.

In such an event, THE LESSEE shall also be liable to pay the amount equivalent to the Warm Shell Rent and other charges as aforesaid for the entire unexpired Lock-in period or the date of expiry of the Six (06) months notice period mentioned herein above, whichever is later and handover the peaceful, physical and vacant possession of the Demised Premises to THE LESSOR in as good condition as it was in at the time when THE LESSEE was handed over the Demised Premises for fit outs, reasonable wear and tear excepted. In the event THE LESSEE fails to handover the Demised Premises to THE LESSOR upon termination as aforesaid, then THE LESSEE shall be treated as an unauthorized occupant and shall also be liable to pay use and occupation charges as provided in clause 15.1 of this Lease Deed.

12.2	Termination by THE LESSEE after the expiry of the Lock-in Period:

THE LESSEE may terminate the lease, by giving a prior written notice for a period of six (06) months anytime after the expiry of the Lock-in period, or alternatively by making payment of Warm Shell Rent, Car Parking Charges, Taxes on Property, Façade Signage Charges (if any), Maintenance Charges, taxes and any other charges in lieu of the said notice period and handover the peaceful, physical and vacant possession of the Demised Premises to THE LESSOR in as good condition as it was in at the time when THE LESSEE was handed over the Demised Premises for fit outs, reasonable wear and tear excepted. In the event THE LESSEE fails to handover the Demised Premises to THE LESSOR upon termination as aforesaid, then THE LESSEE shall be treated as an unauthorized occupant and shall also be liable to pay use and occupation charges as provided in clause 15.1 of this Lease Deed.

12.3	Notice Period for termination of the Lease Renewal Term (if any): Prior written notice of Six (06) months shall be given by THE LESSEE to THE LESSOR for termination of the Lease Renewal Term (if any) and in that event, provisions of Clause 12.2 shall be applicable.

12.4	THE LESSEE shall pay the Warm Shell Rent and other charges as stipulated in Clause 12.1 and 12.2 above (as the case may be) in case the lease is terminated under Clause 14 of this Lease Deed.

12.5	THE LESSEE shall not be entitled to raise any dispute or claim on any amount payable to/ claimed by THE LESSOR as stated above.

13.	DEFAULT IN PAYMENT BY THE LESSEE:

In case THE LESSEE defaults in making payments under the Lease Deed, the following shall be applicable:

13.1	Beyond Seven (07) days from the Due Date: An interest of 15% per annum shall be applicable on the unpaid amounts, from the Due Date till the date of such payment to THE LESSOR.

13.2	Beyond Sixty (60) days from the Due Date: THE LESSOR or its nominee/assign shall, in its sole discretion and with prior intimation of seven (07) days, stop supplying to THE LESSEE electricity / air conditioning/ water and / or all other services and resume the services only after receiving full payment of any and all dues, payable including interest payable thereon as stated above.

13.3	The aforesaid is in addition to any other remedies/ actions THE LESSOR may take and THE LESSOR shall have no responsibility or liability for any costs, loss and damage, if any, suffered by THE LESSEE on account of same. THE LESSEE shall not be entitled to lodge any claim whatsoever against THE LESSOR as a result of such action.

14.	TERMINATION OF LEASE FOR NON-PAYMENT/ BREACH (ES) BY THE LESSEE AND/ OR INSOLVENCY OF THE LESSEE:

14.1	The lease shall stand terminated after prior notice of fifteen (15) days to THE LESSEE by THE LESSOR in the following events:

a)	On failure of THE LESSEE to pay the amount payable under the Lease Deed for seventy five (75) days from the Due Date; or

b)	On failure to remedy the breach of any of covenant or conditions of the Lease Deed despite of issuance of written notice by THE LESSOR stating such breach/default and demanding rectification thereof within fifteen (15) days of the date of the notice.

In such cases, on or before the expiry of the notice period as aforesaid, THE LESSEE shall hand over peaceful, vacant and physical possession of the Demised Premises in as good condition as it was in at the time when THE LESSEE was handed over the Demised Premises for fit outs, reasonable wear and tear excepted, to THE LESSOR and shall make payments of all outstanding dues and all claims for damages (if any) under this Lease Deed or Lease Renewal Term (if any) to THE LESSOR, including payment of all dues under the Lease Deed for the termination notice period of six (06) months in case the balance Lease Term or Lease Renewal Term after such termination is more than six (06) months and for the balance unexpired Lease Term or Lease Renewal Term in case the balance Lease Term or Lease Renewal Term after such termination is less than six (06) months.

14.2	Subject to clause 29.3, THE LESSEE represents and agrees that it shall maintain its corporate/ juridical existence during the Lease Term or Lease Renewal Term. In the event, THE LESSEE files a petition for being declared as insolvent and/ or fails to maintain its corporate/ juridical existence and/ or is adjudicated as insolvent, then the lease shall forthwith stand terminated and THE LESSEE shall be treated as an unauthorized occupant for the Demised Premises and shall also be liable to pay use and occupation charges as provided in clause 15.1 of this Lease Deed. In such an event, THE LESSOR shall enter into the Demised Premises to assume the possession which shall be without prejudice to the rights of THE LESSOR to claim/ recover its dues along with interest/ damages under the Lease Deed, till the date of such termination.

Notwithstanding the above, THE LESSOR may in its sole discretion with intimation to THE LESSEE, adjust all outstanding amounts payable under this Lease Deed, by THE LESSEE, against the Security Deposits paid by THE LESSEE, and any shortfall after such adjustment (if any) shall be paid by THE LESSEE immediately to THE LESSOR.

15.	USE AND OCCUPATION CHARGES BEYOND TERMINATION OF LEASE:

15.1	If the lease is terminated by either party or expires by efflux of time and Demised Premises is not vacated and handed over by THE LESSEE in accordance with the terms of this Lease Deed, THE LESSEE shall be liable to pay use and occupation charges for each day of occupation calculated on the basis of three (03) times the Warm Shell Rent divided by 30 days i.e. Rs.1,82,889/- per day (Rupees One Lakh Eighty Two Thousand Eight Hundred and Eighty Nine only per day), along with amount equivalent to Warm Shell Rent, Car Parking Charges, Façade Signage Charges (if any), Maintenance Charges, taxes and any other charges as provided in Annexure C-I(a) till the handover of the Demised Premises by THE LESSEE to THE LESSOR.

15.2	THE LESSEE agrees not to raise any claims/ dispute(s) in this regard and the aforesaid right(s) of THE LESSOR shall be without prejudice to the rights and remedies of THE LESSOR under the Lease Deed and under any law for the time being in force.

16.	INSURANCE:

16.1	During the Lease Term and the Lease Renewal Term (if any), THE LESSOR shall obtain fire and earth quake insurance coverage of the entire Said Building, insurance cover against third-party liability and shall make timely payment of all insurance premiums.

16.2	During the Lease Term and the Lease Renewal Term (if any), THE LESSEE shall obtain comprehensive insurance coverage, including third-party coverage, of all interior works while carrying out interiors or renovations, furniture, equipment and/or other items kept or stored in the Demised Premises, and shall make timely payments of all insurance premia. THE LESSOR shall in no way be responsible for any loss occasioned by THE LESSEE on account of not obtaining comprehensive insurance coverage as stated above.

16.3	However, it is made clear between the Parties that in the event of an accident or fire or damages or for any other reason resulting in any loss, financial or otherwise to either party or to third parties, both Parties agree to take up the matter with their respective insurance companies through the insurance cover including third party liability.

16.4	Either party shall not do or permit to be done or shall not omit to be done any act or thing which may render void or voidable any insurance relating to or in respect of a part or the whole of the Said Plot, the Said Building or the Demised Premises, or cause any increase in premium payable by other party in respect thereof.

17.	ENTRY BY ACCESS CARDS: (AS AND WHEN APPLICABLE)

17.1	Entry to the Said Building/ Said Complex by THE LESSEE and its employees shall be permitted only through the Access Cards.

17.2	Any loss of Access Card shall be intimated to THE LESSOR immediately to avoid misuse thereof.

17.3	Any additional/ replacement of any lost Access Card will be provided within 5 days from the date of request of such Access Card by THE LESSEE and till the time such Access Cards are issued, the entry to the Said Building shall be allowed to the employees/ visitors of THE LESSEE through temporary visitor Access Cards provided by THE LESSOR.

17.4	The charges for issuance of Access Card shall be Rs. 20/- per Access Card.

17.5	Upon cessation or termination of any employee(s), THE LESSEE shall intimate and return the Access Card(s) of such employee(s) to THE LESSOR immediately.

17.6	The Access Card management for the Demised Premises shall be done by THE LESSEE, at its own cost, for its employees through a unique password and training.

17.7	In addition, any SEZ Access Cards may be separately issued as per the policy/ guidelines of the SEZ/ concerned authorities, at an additional cost.

18.	TENTATIVE SPECIFICATIONS/ NAMING RIGHTS/ DISPLAY ETC.

18.1	TENTATIVE SPECIFICATIONS OF THE SAID BUILDING/ DEMISED PREMISES:

The specifications and information as to the materials used in construction of the Said Building are set out in Annexure T-V and Annexure T-VI of this Lease Deed and any change in the specifications required by THE LESSEE, shall be charged at 1.2 times the actual cost subject to feasibility thereof and subject to necessary approvals/ applicable laws, rules and regulations as applicable from time to time.

18.2	BUILDING NAMING RIGHTS:

18.2.1	THE LESSOR reserves the naming rights of the Said Building/ Said Complex.

18.2.2	The occupants may use such name of the Said Building/ Said Complex in the business addresses for all purposes.

18.2.3	THE LESSEE shall not raise any objection if THE LESSOR changes the name of the Said Building/ Said Complex at any time in its sole discretion.

18.3	THE LESSOR’s RIGHT TO MAKE ADDITIONS:

18.3.1	THE LESSOR shall have absolute right to make additions, raise storeys or put up additional structures in and around the Said Building, without any hindrance to THE LESSEE’s right to use or enjoy peaceful possession and its conduct of business. THE LESSEE shall have no right to raise any objection for such additions etc. by THE LESSOR.

18.3.2	Any such additional structures and storeys shall be the sole property of THE LESSOR, which THE LESSOR will be entitled to make use of or dispose of in any way it chooses without any reference to THE LESSEE.

18.4	DISPLAY OF MULTIMEDIA/VISUAL FORMAT:

THE LESSEE acknowledges that THE LESSOR or its nominees/assigns have the right to install posters, banners, contra-visions and displays of any multimedia/ visual format in the areas like lift lobbies, atrium(s), lifts, outer glass façade, curtain walls, external walls etc. of the Said Building/ Said Complex and THE LESSEE shall not object to any such installation by THE LESSOR.

19.	INTERIOR WORKS:

19.1	For carrying out interior/ fitout works, THE LESSEE’s architect shall coordinate with THE LESSOR’s architect for approval of the drawing(s)/plan(s) and sanctions if any required by THE LESSEE. THE LESSEE shall submit all the interior works drawings together as per Annexure T-IX attached herewith. THE LESSOR shall revert back on the drawings/ plans submitted by THE LESSEE within fifteen (15) days of such submission by THE LESSEE and Such approvals shall not be unreasonably withheld by THE LESSOR. However, the Lease Commencement Date and the Rent Commencement Date shall not be deferred for any delay on this account.

19.2	During the period of carrying interior/ fit out works, THE LESSEE shall take all precautions, fire and safety measures and cover its risks and THE LESSOR shall not be liable/ responsible for any loss or damage suffered by THE LESSEE including but not limited to its materials and to third parties. Further, THE LESSEE shall keep THE LESSSOR indemnified and make good any loss or damage suffered by THE LESSOR due to any act of negligence, omission or commission of THE LESSEE, its contractors, agents, employees, workmen of the contractors including but not limited to failure to comply with statutory and regulatory requirements. During such period, THE LESSEE shall be liable to pay electricity, water, power charges and charges for security services at actuals plus 20%.

19.3	THE LESSEE hereby confirms that it shall carry out, implement and execute all interior works/ designs/ alterations in the Demised Premises in compliance/ adherence with the approval/ guidelines issued by THE LESSOR and the concerned authority(ies) from time to time for carrying out such interior works in the Demised Premises and in accordance with the local laws/bye laws and NBC as applicable and a certificate from a reputed consultant to that effect shall be provided to THE LESSOR before starting the interior fit out work. After the completion of the interior/ fit out works, THE LESSEE shall provide to THE LESSOR a certificate from a reputed consultant verifying that the interior/ fit out works have been carried out by THE LESSEE as per the drawings approved by THE LESSOR and in accordance with the local laws/ bye laws and NBC, as applicable, certifying that all safety measures have been taken care of including connection of fire panel with THE LESSOR’s fire panel. THE LESSOR shall have the right to inspect and verify the same either directly or through its nominee/assigns.

19.4	For any interior/ fit out works including any additions/ modifications/ alterations in the Demised Premises in accordance with the National Building Code as applicable, THE LESSEE shall carry out such works without altering/ tampering with the fire fighting and fire detection systems as installed therein. However any additions/ modifications/ alterations to the existing fire fighting and fire detection system shall be done by THE LESSEE only after obtaining prior written approval from THE LESSOR and by providing alternate and stand by fire fighting systems during all such works in the Demised Premises.

19.5	THE LESSEE shall not carry out any work involving structural alterations/ cutting/ chopping/ digging/ hacking/ dismantling in any manner or form/ destroying the floors or walls of the Demised Premises or the Said Building without prior written permission of THE LESSOR.

19.6	THE LESSEE shall be directly liable for any legal or financial consequences arising out of such interior/ fit out works including liability towards any third party and all damages to the Demised Premises/ Said Building or loss of life arising out of such interior/ fit out works shall be the sole responsibility of THE LESSEE.

19.7	THE LESSEE’s responsibilities during interior works as stated above are more detailed in Annexure T-X to this Lease Deed.

20.	FIRE FIGHTING AND FIRE DETECTION SYSTEM(S):

20.1	The fire fighting and fire detection system, which is provided by THE LESSOR in accordance with National Building Code, is limited to installation of sprinklers and fire detection system in the basement(s) and common areas of the Said Building such as lobbies, staircases corridors, etc. and service shaft for fire fighting and sprinkler services on each floor.

20.2	Any kind of hazard including fire, electrical or otherwise from the Demised Premises due to inadequate fire fighting system installed by THE LESSEE or faulty installation of air-conditioning, electrical systems and other equipment shall be the sole responsibility of THE LESSEE and THE LESSOR shall not be liable for any legal or financial consequences arising therefrom and THE LESSEE agrees to keep THE LESSOR indemnified and harmless in this regard at all times.

20.3	THE LESSEE shall allow third party fire/ safety experts being appointed by THE LESSOR/ its nominees for fire/ safety audit at all times.

20.4	THE LESSEE shall take all steps including appointing a safety representative/ manager to ensure that all safety related activities within the Demised Premises are performed. THE LESSEE shall have the audit of their entire electrical systems, fire fighting systems and HVAC systems done on a half-yearly basis by a reputed consultant and submit a certificate to THE LESSOR’s building manager certifying that all THE LESSEE’s installations are in good and safe working condition and do not have any possibility of short circuit and/or becoming a fire source.

21.	ADDITIONAL FIRE FIGHTING SYSTEM(S):

21.1	For any additional fire safety measures required due to statutory /governmental directives, THE LESSOR shall undertake the same and THE LESSEE shall reimburse to THE LESSOR the cost thereof, calculated at actual cost plus 20% basis, proportionate of the super built up area of the Demised Premises to the total super built-up area of the Property.

21.2	For any additional fire safety measures required by THE LESSEE in the Demised Premises, THE LESSOR may undertake the same and THE LESSEE shall reimburse to THE LESSOR the cost thereof, calculated at actual cost+20% basis, or alternatively THE LESSEE may undertake the same themselves, however, subject to THE LESSOR’s prior written approval on the same.

21.3	In case THE LESSOR suggests any additional fire fighting or fire detection systems to THE LESSEE which may or may not be statutorily required, for installation by THE LESSEE within the Demised Premises and THE LESSEE fails to implement THE LESSOR’s suggestion either fully or in part, then THE LESSEE alone shall be liable and responsible for all consequences arising from such inaction/decision on its part.

21.4	All cost for such installation(s) of any additional fire fighting systems are non-refundable and shall be borne by THE LESSEE alone.

22.	ELECTRICITY LOAD:

22.1	THE LESSEE shall plan and distribute its electrical loads in the Demised Premises in conformity with the electrical systems installed by THE LESSOR, with prior written approval of THE LESSOR.

22.2	Any modifications, additions, alterations in electrical and other systems already installed in the Demised Premises/ Said Building, if required and feasible as assessed by THE LESSOR in line with the base building design, will be done by THE LESSOR and payable by THE LESSEE calculated at 1.2 times of actual costs incurred by THE LESSOR.

23.	MAINTENANCE & MINOR REPAIRS:

THE LESSEE shall carry out the day-to-day maintenance including minor repairs, distempering and polishing the interiors of the Demised Premises and the fixtures and fittings installed therein at its own cost.

24.	COMMON AREA/ FACILITIES:

24.1	THE LESSEE is entitled to use the common areas, facilities and amenities within the Said Building/ Said Complex/ Said Plot, as available, only subject to the timely payment of Maintenance Charges payable under this Lease Deed.

24.2	In the event of failure of timely payment of Maintenance Charges as aforesaid, THE LESSEE shall not have the right to use or demand use of aforesaid facilities.

24.3	THE LESSEE shall not use the common areas including fire exits/ basements etc. of the Said Building/ Said Complex/ Said Plot for storage purpose or create any obstructions in the same.

24.4	THE LESSEE shall only have the right to use and shall have no ownership rights, title, and interest or claim whatsoever in the Said Plot, common areas, facilities and amenities within the Said Building.

25.	INSPECTION OF DEMISED PREMISES:

25.1	THE LESSEE shall allow THE LESSOR and its agents to enter the Demised Premises after prior intimation, except in case of emergency(ies) including any fire etc., for inspection or any maintenance related issues at the frequency it may deem fit including any emergency and/ or unforeseen circumstances or any inspection by Government agency or under its directions.

25.2	However, for periodic inspections, two (02) days advance intimation will be given in writing to THE LESSEE, except in case of emergency (ies) and/or unforeseen circumstances.

26.	REINSTATEMENT OF DEMISED PREMISES:

THE LESSEE shall hand over the peaceful, vacant and physical possession of the Demised Premises in as good condition as it was in at the time when THE LESSEE was handed over the Demised Premises for fit outs, together with THE LESSOR’s fixtures and fittings installed therein, if any, (normal wear and tear excepted) on the expiry /earlier termination of the Lease Deed, whichever is earlier.

27.	USAGE OF DEMISED PREMISES BY THE LESSEE:

27.1	THE LESSEE shall use the Demised Premises for IT/ ITeS usage as per the rules and regulations as may be applicable from time to time for such usage including the State and Central SEZ Act and the rules framed thereunder.

27.2	THE LESSEE shall not carry out or permit to be carried out in the Demised Premises or any part thereof any activities which shall be or are likely to be unlawful, obnoxious or creating nuisance, annoyance or disturbance to other lessees/tenants/occupants of the Said Building.

27.3	The Demised Premises shall be used by THE LESSEE only and THE LESSEE shall not assign, transfer, mortgage, sublease or grant leave & license or transfer or part with or share possession in any manner whatsoever, of any portion of the Demised Premises.

27.4	THE LESSEE shall not store any goods, hazardous or combustible or heavy in nature, to affect the construction or the structure or common use of the Said Building or any part thereof.

28.	SEZ UNIT APPROVAL FOR DEMISED PREMISES:

28.1	THE LESSEE has obtained the SEZ unit approvals for the Demised Premises vide Letter of Approval dated 28th April, 2014, before signing of this Lease Deed and before taking handover of Demised Premises for interior fit out works/ commencement of interior fit-outs by THE LESSOR (as applicable).

28.2	THE LESSEE shall arrange to get the aforesaid SEZ unit approvals terminated and complete all formalities with regards to such termination at its own cost prior to the expiry/ earlier termination of the Lease Term or Lease Renewal Term (if any) failing which it will be assumed that the peaceful handover of Demised Premises has not been done by THE LESSEE and THE LESSOR shall be entitled to claim damages, payments and other dues as per the Lease Deed.

28.3	In the event, THE LESSEE merges/ amalgamates / consolidates and transfer its assets and liabilities with/ to any entity on account of any merger/ amalgamation/ consolidation, then a fresh lease deed shall be executed between THE LESSOR and the new entity/ transferee, subject to the new entity/ transferee obtaining prior SEZ approval. The new entity/ transferee shall execute an undertaking as per the draft attached as Annexure C-III for the remaining period of the Lease Term. In case of any outstanding dues payable by THE LESSEE to THE LESSOR as per Lease Deed, such outstanding amounts should be included in the petition to the appropriate court seeking permission for such merger/ amalgamation/ consolidation as applicable under the relevant laws. Pending approval of any merger/ amalgamation/ consolidation, THE LESSEE will continue to make all payments payable as per the Lease Deed.

28.4	All costs, charges, expenses including penalties, payable on or in respect of execution and registration of the fresh Lease Deed and on all other instruments and deeds to be executed pursuant to the fresh Lease Deed shall be borne and paid solely by new entity/transferee who shall be responsible for compliance of all applicable laws including the provisions of Indian Stamp Act, 1899, Registration Act, etc.

28.5	However, fresh Lease Deed will be executed only after payment of all outstanding dues by THE LESSEE and submission of relevant documents to THE LESSOR.

29.	HANDING OVER OF DEMISED PREMISES:

29.1	At the time of handover of the Demised Premises for the interior / fit-out works, THE LESSEE is satisfied that the construction work as also various installations as per Annexure T-V are in good working condition and issues, if any, with respect thereto have been resolved and rectified before its taking possession of the Demised Premises.

29.2	THE LESSEE confirms that further to its taking possession of the Demised Premises, it shall not require THE LESSOR to undertake any repair, renovation, or improvisation, installations, etc. whatsoever (except structural repairs required, if any) concerning the Demised Premises, Said Building and the Said Plot.

30.	INTELLECTUAL PROPERTY RIGHTS (IPR):

THE LESSEE represents to THE LESSOR that:

30.1	It is the owner / licensee of the IPR and has full right, title and interest in the use of such IPR.

30.2	Any IPR if used by THE LESSEE in Demised Premises/Said Building/Said Complex does not and shall not infringe the IPR of any third party.

30.3	THE LESSEE has not received any notice of any claim against it involving any conflict or claim of conflicts with respect to IPR.

30.4	THE LESSEE undertakes to hold THE LESSOR harmless from any action brought about by any third party for any IPR infringement by THE LESSEE.

30.5	THE LESSEE undertakes to defend any and all such acts, suits, proceedings, claims, judgments etc. against THE LESSOR in connection with the IPR used by THE LESSEE in Demised Premises/Said Building/Said Complex and any fees, costs, expenses of any kind related or incidental to any such action with respect to the IPR used by THE LESSEE in Demised Premises/Said Building/Said Complex of THE LESSEE incurred by THE LESSOR in defending itself shall be borne by THE LESSEE, which THE LESSEE agrees to pay within seven (07) days of demand by THE LESSOR.

31.	COMPLIANCE OF LAWS:

31.1	Both the Parties agree to comply with, through out the Lease Term, at their own cost, all the Laws, Rules, Regulations, and Notifications etc. and their amendments made from time to time, as may be applicable, including but not limited to the following:

•	Environment (Protection) Act, 1986,

•	Water (Prevention and Control of Pollution) Act, 1974,

•	Air (Prevention and Control of Pollution) Act, 1981,

•	Food Safety and Standards Act, 2006 and Rules, 2011,

•	Municipal Solid Wastes (Management and Handling) Rules, 2000,

•	Hazardous Wastes (Management and Handling) Rules, 1989,

•	Batteries (Management and Handling) Rules, 2001 and regulations,

•	Central/ State laws, rules concerning safe handling, storage, treatment and disposal of the wastes etc.,

•	VAT, Sales Tax, Service Tax and other statutorily applicable taxes,

•	State and Central SEZ Act and the rules framed thereunder,

•	Central/state laws pertaining to fire and safety.

31.2	Both the Parties shall always remain responsible for the consequences of their respective non-compliance of the aforesaid Acts/ Rules and/or any other applicable laws/ rules/ regulations.

31.3	Both the Parties shall perform their respective obligations towards installation, operation and keeping at all times in operational condition, various equipments, machinery etc. in the Said Plot/ Said Complex/ Said Building/ Demised Premises at their own cost and expenses in conformity with all the applicable laws as aforesaid.

31.4	Both the Parties shall always remain responsible for their respective obligations to obtain and always keep valid and make available necessary certificates from the Pollution Control Board and/or other appropriate authorities in this regard.

32.	AIR CONDITIONING FACILITIES:

32.1	THE LESSOR shall, at its own cost, design and install a continuous and proper air conditioning system and shall use its best efforts to maintain and run the same in good order and condition to ensure air conditioning facilities to the Demised Premises.

32.2	If any changes, additions, alterations in the system is required by THE LESSEE due to its interior layouts, THE LESSOR may, if possible and feasible, make such changes and recover from THE LESSEE, the additional costs at 1.2 times of the actual costs incurred.

32.3	Provision for air conditioning (except in the event of mechanical defect/or electrical failure) to the Demised Premises will be provided as mentioned below:

a) Normal office hours i.e. from 8 a.m. to 8 p.m. on all week days except Saturdays, Sundays, Public and National Holidays.

On Saturdays, air-conditioning will be provided from 8 a.m. to 2 p.m. only.

b) Any other specific operational hours of THE LESSEE, with prior written notice to THE LESSOR and by executing the necessary documentation in respect thereof and upon payment of the applicable estimated maintenance charges provided in Annexure C-I(a) of this Lease Deed.

33.	LIFT SERVICES:

Provision for lift services (except in the event of mechanical defect/or electrical failure) to the Demised Premises will be provided as mentioned below:

a) Normal office hours i.e. from 8 a.m. to 8 p.m. on all week days except Saturdays, Sundays, Public and National Holidays.

On Saturdays, the lift services will be provided for first half of day only i.e. from 8 a.m. to 2 p.m.

b) Any other specific operational hours of THE LESSEE, with prior written notice to THE LESSOR and by executing the necessary documentation in respect thereof and upon payment of the applicable estimated maintenance charges provided in Annexure C-I(a) of this Lease Deed.

c) One of the lifts in the Said Building shall, however, operate even after normal office hours as well as on second half on Saturdays and also on Sundays, Public and National Holidays.

d) The aforesaid timings shall be subject to such restrictions as may be imposed by any competent authority(ies) or as per any applicable law in this behalf.

34.	STRUCTURAL REPAIRS:

THE LESSOR shall carry out all major and structural repairs to the Demised Premises and also to the Said Building and THE LESSEE shall not be entitled to carry out any structural changes/ additions/ alterations etc. in the same.

35.	SUPPLY OF POWER/ ELECTRICITY/ WATER:

THE LESSOR shall, subject to the payment of the applicable charges as specified in this Lease Deed and non-occurrence of any Force Majeure event, supply and maintain regular supply of power/ electricity and water to the Demised Premises.

36.	WATERTIGHT CONDITION:

THE LESSOR shall keep the Demised Premises in watertight condition.

37.	PERMISSION TO CARRY OUT REPAIR/ INTERNAL ALTERATIONS:

37.1	THE LESSOR shall allow THE LESSEE erection of internal partitions and other internal alterations and additions, except structural additions/alterations of permanent nature, which are not visible from outside, as may be necessary for the business of THE LESSEE.

37.2	THE LESSEE shall with prior written intimation of seven (07) days and written approval of THE LESSOR’s architect, commence such alteration(s) or addition(s) in the Demised Premises.

37.3	If any such additions or alterations, require the prior approval or permission of any Municipality/ local body/ Government authority or are governed by any rules or regulations by such authority, THE LESSEE shall not commence or carry out such additions or alterations or erections without obtaining the prior permission(s) or approval(s) or complying with such rules and regulations as aforesaid.

37.4	THE LESSEE shall upon vacating and handing over the Demised Premises to THE LESSOR remove such fixtures, fittings, additions and partitions and restore the Demised Premises in as good condition as it was in at the time when THE LESSEE was handed over the Demised Premises for fit outs, reasonable wear and tear excepted.

38.	PEACEFUL ENJOYMENT OF DEMISED PREMISES:

THE LESSOR shall allow during the term of the Lease Deed, peaceful enjoyment of the Demised Premises to THE LESSEE, subject to THE LESSEE performing all its obligations under this Lease Deed.

39.	SUPER BUILT-UP AREA CALCULATIONS:

The super built – up area calculations for the Demised Premises are as provided in Annexure T-I hereto.

40.	ELECTRICAL & AIR CONDITIONING SERVICES:

40.1	THE LESSOR has provided electrical wiring only up to the main distribution board on each floor in the Said Building and shall not provide any electric wiring, fixtures and fans etc., inside the Demised Premises.

40.2	Similarly air conditioning is provided by THE LESSOR up to air handling unit on each floor of the Said Building.

40.3	The electrical wiring from the main distribution board to the Demised Premises including all fixtures etc., the internal distribution system of electricity, air conditioning, etc. in the Demised Premises shall be the sole responsibility of THE LESSEE at their own cost.

41.	THE LESSOR’s REPRESENTATIONS:

41.1	THE LESSOR is seized and possessed of the Said Plot and the Said Building developed/ to be developed thereon and is competent to lease office space in the Said Building developed/ to be developed on the Said Plot.

41.2	To the best of its knowledge, as on the date of signing of this Lease Deed,

i) no notice of acquisition or requisition, in respect of the Demised Premises, is received or is in force.

ii) no hindrance of whatsoever nature is in the way of performance of obligations of THE LESSOR under this Lease Deed.

iii) the Demised Premises is structurally fit and secured.

42.	FORCE MAJEURE/ NON PERFORMANCE OF OBLIGATIONS:

42.1	Either party shall not be held responsible for any consequences or liabilities under this Lease Deed if it is prevented in performing its obligations by reason of laws or regulations, action by any Government or local body or other authority, or due to reasons of force majeure which may include but not limited to riots, insurrection, war, terrorist action, acts of God and unforeseen circumstances beyond its control. Upon happening of the any such force majeure event, either party would inform the other party of such event. Upon abatement of such event, either party would inform the other party about cessation of the same.

42.2	In the event the Demised Premises or any part thereof be destroyed or damaged due to the following circumstances (including but not limited to):

i)	Fire (not caused by any willful act or negligence of THE LESSEE),

ii)	Act(s) of God like earthquake, tempest, flood or lightning etc.,

iii)	By reasons of laws or regulations, action by any government or local body or other authority,

iv)	Violence of any army or mob or enemies of the country, and/ or

v)	Any other irresistible force rendering the Demised Premises unfit for the purpose for which the same was leased;

then, THE LESSEE may, temporarily vacate the whole or such portion of the Demised Premises, as may be required, to enable THE LESSOR to carry out repairs to restore the Demised Premises to as good condition as it was in at the time of handover of the Demised Premises for interior fit-outs.

42.3	In such an event, all payments specified under the Lease Deed for the affected area of the Demised Premises or portion thereof shall abate till the time the Demised Premises is repaired and restored to as good condition as it was in at the time of handover of the Demised Premises for interior fit-outs.

42.4	However, all payments specified under the Lease Deed during such period shall continue to be made by THE LESSEE for the unaffected area of the Demised Premises.

42.5	Furthermore, if the above situation continues for a period of more than ninety (90) calendar days, THE LESSEE may terminate the Lease Deed by giving a prior written notice of thirty (30) days and THE LESSOR shall refund the Security Deposits paid by THE LESSEE, subject to recovery/ adjustment of the outstanding dues, if any, under the Lease Deed.

42.6	THE LESSOR shall not be responsible for paying any expenses or any financial or legal consequences arising out of such force majeure situation.

42.7	The performance of THE LESSOR’s obligations shall be subject to the regular payment(s) as stipulated under this Lease Deed by THE LESSEE.

43.	ACQUISITION OR REQUISITION BY GOVERNMENT:

43.1	In case the Demised Premises or any part thereof is acquired or requisitioned by the Government/ Statutory Authorities, local or otherwise, THE LESSOR alone shall be entitled to claim any compensation payable for such acquisition/ requisition and THE LESSEE shall not raise any claim in respect thereof.

43.2	In such a case, performance of THE LESSOR’s and THE LESSEE’s obligations shall be as per the requisition/ acquisition notice received from the concerned authorities.

43.3	If permissible under such requisition/acquisition notice, THE LESSEE, as per the terms of the requisition/ acquisition notice, may directly claim any and all compensation payable regarding the interior fit-outs belonging to THE LESSEE in the Demised Premises and THE LESSOR shall not be liable to THE LESSEE for any claim/ compensation in respect thereof.

43.4	In case such requisition/ acquisition notice results in termination of the Lease Deed, in that case unless prohibited under the requisition notice the Security Deposits paid under this Lease Deed will be refunded to THE LESSEE within a reasonable time frame, if permissible under the requisition notice, after adjustment or deduction of arrear(s) of rent, charges and any other dues, if any, payable under this Lease Deed.

44.	SALE/ MORTGAGE/ TRANSFER:

44.1	In the event THE LESSOR transfers either by way of sale or mortgages, or creates a third party charge in any manner whatsoever, on the Demised Premises, THE LESSEE shall not raise any objection to the same.

44.2	However, such creation of mortgage/charge shall not affect the rights of THE LESSEE to use the Demised Premises during the Lease Term.

44.3	In case of sale, upon intimation by THE LESSOR, THE LESSEE shall attorn as a tenant to the new transferee on the same terms and conditions as stated in this Lease Deed.

45.	MODIFICATION/AMENDMENT/VARIATION:

45.1	This Lease Deed along with the Annexure(s) constitutes the entire agreement between the Parties and revokes and supersedes all previous discussions, written or oral, correspondence, Letter of Intent and/or any deeds between the Parties. The LOI attached to statement of commercials (attached as part of Annexure C-I(a) is merely for the purpose of commercial understanding and any terms/stipulations contained therein shall not contradict/supersede in any way the terms and conditions contained in the Lease Deed.

45.2	This Lease Deed shall not be changed or modified except by written amendment by way of an addendum duly agreed and signed by the Parties.

46.	ESSENCE OF THE LEASE DEED:

In respect of any sums payable under this Lease Deed, time shall be of the essence and that failure of THE LESSEE to pay by the Due Date any sum due and payable by THE LESSEE to THE LESSOR shall be liable for the consequences stipulated in this Lease Deed.

47.	WAIVER:

Failure of either party to enforce at any time or for any period of time the provisions hereof shall not be construed to be waiver of any provisions or of the right thereafter to enforce each and every provision hereof.

48.	SEVERABILITY:

If any provision is determined to be void or unenforceable under applicable law(s), such provisions of this Lease Deed shall be deemed amended or deleted to the extent necessary to conform to applicable law(s) and the remaining provisions of this Lease Deed shall remain valid and enforceable.

49.	PLURALITY OF THE LESSEE:

If two or more persons are included in the term “THE LESSEE” all covenants, terms, conditions and restrictions shall be binding on them jointly and each of them severally.

50.	DISPUTE RESOLUTION:

All or any disputes arising out of, touching upon, connected with, concerning or in relation to the terms of this Lease Deed including the interpretation and validity of the terms thereof and the respective rights and obligations of the parties shall be settled amicably by mutual discussion failing which the same shall be settled through arbitration The arbitration shall be governed by the Arbitration & Conciliation Act, 1996 or any statutory amendments/ modifications thereof for the time being in force. The arbitration proceedings shall be held at Gurgaon by the Sole Arbitrator who shall be appointed by THE LESSOR who shall be a retired high court judge and whose decision shall be final and binding upon the Parties. THE LESSEE hereby confirms that he/she/it shall have no objection to this appointment. The language of the arbitration proceedings shall be in English language only.

The civil courts at Gurgaon and Punjab & Haryana High Court at Chandigarh, Haryana alone shall have the jurisdiction concerning all matters in this Lease Deed.

51.	EXECUTION AND REGISTRATION OF LEASE DEED:

51.1	All costs, charges etc including any penalties, on execution and registration of this Lease Deed or on all other instruments and deeds to be executed pursuant to this Lease Deed, as applicable, shall be borne and paid solely by THE LESSEE. Each party shall bear their own legal fees/ charges.

51.2	The stamp duty and registration charges shall be paid by THE LESSEE at the time of signing of the Lease Deed and in any case before the handover of the Demised Premises for interior works.

51.3	THE LESSEE shall be responsible for the compliance of Indian Stamp Act, 1899 and local stamp act and rules made thereunder.

51.4	THE LESSEE shall furnish a copy of the registered Lease Deed to the concerned authority under the SEZ Laws within six months from the issuance of Letter of Approval.

51.5	The original executed and registered Lease Deed shall be retained by THE LESSOR and a certified copy of the same will be provided to THE LESSEE.

51.6	The original Lease Deed shall be produced by THE LESSOR as and when required by THE LESSEE upon receipt of prior notice of 2 days from THE LESSEE, except in case of emergency(ies).

51.7	That all annexures to this Lease Deed shall become part and parcel of this Lease Deed. However, it is clearly stipulated that except the commercials as mentioned in the LOI and also as reiterated in Annexure C-I(a) of this Lease Deed, all other terms and conditions of the said LOI shall stand superseded by the terms and conditions of this Lease Deed.

52.	GOVERNMENTAL/ STATUTORY PROCEDURAL REQUIREMENTS:

All governmental/ statutory procedural requirements with respect to the obligations of the Parties under or arising out of this Lease Deed shall be complied with by the respective party, as applicable from time to time.

53.	GOVERNING LAW:

This Lease Deed and the rights and obligations of the Parties under or arising out of this Lease Deed shall be construed and enforced in accordance with the laws of India.

54.	CONFIDENTIALITY:

54.1	No announcements, disclosures, publicity of any nature, regarding either party and other negotiations vis-à-vis this transaction will be made by either party unless the form, content and timing of the release is approved in writing by both the parties hereto.

54.2	Either party may disclose the existence of the transaction to its legal counsels, accountants, lenders, merchant bankers, engineers, architects, interior designers, vendors, suppliers and other persons who need to be aware of the existence of the transaction, and to the extent that such disclosure is required by Law or a Court order or by any Statutory Authority(ies).

55.	CUSTOMER CONTROLLED METER SYSTEM (CCMS)

In order to facilitate THE LESSEE in making timely payment of the amounts payable under the Lease Deed, THE LESSOR may introduce and implement Customer Controlled Meter system (CCMS) which would facilitate THE LESSEE to also track online the amounts payable by THE LESSEE to THE LESSOR in addition to the information available to THE LESSEE under the Lease Deed. The CCMS would also record and show the units of power consumed by THE LESSEE.

In the event THE LESSOR introduces and implements the CCMS, then separate meters shall be installed in the Demised Premises at the cost and expense of THE LESSEE. THE LESSEE will be able to see the power consumed and to monitor the power load being utilized by it. THE LESSEE will also be able to access the information about the amounts due and payable by THE LESSEE viz. Warm Shell Rent, Car Parking Charges, Maintenance, Charges, power consumption charges, Façade Signage Charges (if any), taxes and any other charges payable under the Lease Deed to THE LESSOR. The CCMS will facilitate THE LESSEE in avoiding defaults of payments under the Lease Deed and thus avoiding disruption of electricity/ air conditioning/ water and all other services which would otherwise be stopped in case THE LESSEE fails to make payments of the amounts due and payable under the Lease Deed by the Due Date. Thus THE LESSEE can monitor and control the payments and consumption of electricity as an additional facility in addition to the information available to THE LESSEE under the Lease Deed.

56.	NOTICES:

Any notice, letter or communication to be made, served or communicated unto either party under these presents shall be in writing and shall be deemed to be duly made, served or communicated only if the notice, letter or communication is addressed to other party at the address given below or such other addresses as may be intimated in writing and sent by registered post/ fax/ email (given hereunder)/ speed post or delivered personally with acknowledgement. The communication is to be addressed to the following:

For THE LESSOR	For THE LESSEE
Director – Offices	General Counsel
10th Floor, DLF Gateway Tower,	Gate 4, Plant 10, Godrej &
DLF City Phase – III,	Boyce Complex, LBS Marg,
Gurgaon – 122002, Haryana, INDIA	Pirojshanagar, Vikhroli (W), Mumbai,
Phone 91-124 - 4568909	India
Fax 91-124 - 4568909
E Mail: lease-gurgaon@dlf.in

The terms and conditions agreed between THE LESSOR and THE LESSEE containing interalia a) covenants and conditions to be observed and performed by THE LESSEE, and b) covenants and conditions to be observed and performed by THE LESSOR, are as per this Lease Deed and Annexures C-I (a) to C-IV and T-I to T-X which shall form an integral part of this Lease Deed and shall be binding on THE LESSOR and THE LESSEE.

THE LESSOR, DLF Assets Private Limited through its Authorized Signatories Mr. Navin Kedia and Mr. Amit Grover authorized to execute Lease Deeds etc. have executed this Lease Deed. This Lease Deed will be presented for registration before the Registering Authority and get registered by Mr. Jasmer Singh S/o Mr. Balwant Singh R/o C-68, Indira Enclave, Ned Sarai, New Delhi 110068 who has been authorized vide Resolution dated 26.4.2006 of THE LESSOR to appear before the Registering Authority and present for registration, acknowledge and get registered the Deed executed by Mr. Navin Kedia and Mr. Amit Grover on behalf of THE LESSOR.

IN WITNESS WHEREOF the Parties hereto have set their hands to these presents on the day, month and year first and above mentioned.

THE LESSOR:

SIGNED AND DELIVERED on behalf of the above named DLF Assets Private Limited acting through Mr. Navin Kedia and Mr. Amit Grover, its Authorized Signatories:

In the presence of:

For and on behalf of
WITNESSES:	DLF Assets Private Limited
1.

/s/ Navin Kedia /s/ Amit Grover
2.	AUTHORIZED SIGNATORIES

THE LESSEE:

SIGNED AND DELIVERED on behalf of the above named WNS Global Services Private Limited acting through Mr. Varun Vasisht, its Authorized Signatory:

In the presence of:

WITNESSES

For and on behalf of
1.	WNS Global Services Private Limited

2.	/s/ Varun Vasisht
AUTHORIZED SIGNATORY

ANNEXURES

A. COMMERCIAL
C-I(a)	—	Statement of Commercials

C-II	—	Description of the Said Plot

C-III	—	Merger and Amalgamation Draft Undertaking

C-IV(a)	—	Expansion Option for THE LESSEE

C-IV(b)	—	Draft Notice for Hard Option or First Right of Refusal

C-V	—	Electronic Clearing System Activation form

B. TECHNICAL
T-I	—	Tentative Super Built-up area calculations

T-II	—	Description of the Floor Plan(s) of the Demised Premises

T-III	—	Car parking spaces earmarked for use by THE LESSEE

T-IV	—	Monthly Maintenance and service expenditure (Indicative)

T-V	—	Tentative Building Specifications

T-VI	—	Sharing of Services/ Division of Floor

T-VII	—	Guiding Principles for the Fit-outs of the Demised Premises

T-VIII	—	Handover for Fit Outs of the Demised Premises

T-IX	—	List of Drawings required for approval by THE LESSOR

T-X	—	THE LESSEE’s responsibility during interior fit-outs work, additions/modifications/alterations of interior works and during the Lease Term / Lease Renewal Term and operations during the Lease Term / Lease Renewal Term

ANNEXURE C-I (a)

STATEMENT OF COMMERCIALS PAYABLE BY M/S. WNS GLOBAL SERVICES PRIVATE LIMITED TO M/S. DLF ASSETS PRIVATE LIMITED DURING THE PERIOD OF LEASE FOR APPROX. 44,607 SQ.FT. (4,144.102 SQ.MTRS) OF SUPER BUILT UP AREA ON 10th FLOOR OF BLOCKS A2 & A3 AT DLF WORLD TECH PARK, NH8, GURGAON

		LEASE TERM				LEASE RENEWAL TERM						Initials of THE LESSEE
		From	To	From	To	From	To	From	To	From	To
PARTICULARS		28-Apr-2014	28-Feb-2017	1-Mar-2017	27-Apr-2019	28-Apr-2019	28-Feb-2020	1-Mar-2020	28-Feb-2023	1-Mar-2023	27-Apr-2024
Super built up area in sq.ft. (& in sq.mtrs.)		44,607 (4,144.102)				44,607 (4,144.102)
Lease Commencement Date		28-Apr-2014				28-Apr-2019
Rent Commencement Date for Warm Shell Rent & Car Parking Spaces		1-Jun-2014				28-Apr-2019
Lock-in Period from LCD (Months)		36				—
Warm Shell Rent (44,607 sq.ft.)	Rs per sq.ft. per month	41.00		47.15		47.15		54.22		62.35
	Rs. per month	18,28,887.00		21,03,220.05		21,03,220.05		24,18,591.54		27,81,246.45
Car Parking Charges (per car park per month)	1 per 1000 sq.ft. car parks i.e. 45 car parks @ Rs. 3,000 per car park per month	1,35,000		1,55,250		1,55,250		1,78,538		2,05,318.13
	NIL additional car parks @ Rs. 5,000 per car park per month	NA		NA		NA		NA		NA
Interest Free Refundable Security Deposit (IFRSD) in Rs.	Amount always equivalent to 6 months Warm Shell Rent	1,09,73,322		1,26,19,320		1,26,19,320		1,45,11,549		1,66,87,479
	Payable on signing of Letter of Intent (equivalent to 3 months Warm Shell Rent)	54,86,661		—		—		—		—
	Payable on signing of Lease Deed (equivalent to 3 months Warm Shell Rent)	54,86,661		16,45,998		—		18,92,229		21,75,929
Interest Free Refundable Maintenance Security Deposit (IFRMSD) in Rs.	For Normal Office hours - payable on the Lease Deed @ Rs. 18/- per sq.ft. per month (equivalent to 6 months maintenance charges)	48,17,556		—		48,17,556				—
Interest Free Refundable Electricity Security Deposit (IFRESD) in Rs. - payable on signing the Lease Deed	For Power Load (268 KVA) @ Rs. 3,000/- per KVA	8,04,000		—		8,04,000		—		—

Annexure C-I(a)

Terms and Conditions:

1)	The payment of Warm Shell Rent, Car Parking Charges and Maintenance Charges shall be subject to deduction of TDS.

2)	Any taxes/ duties/ charges/ cesses / levy (ies) etc. including service tax, as applicable from time to time, whether central / state/ municipal/ local etc on payments made by THE LESSEE shall be additional and shall be borne by THE LESSEE.

3)	The due date of monthly payments viz. Warm Shell Rent, Car Parking Charges, Maintenance Charges, Terrace Area Charges (if any) and any other monthly charge is 1st day of each English calendar month (Due Date) but not later than 7th day of the calendar month, along with taxes and duties as applicable. The due date for payment of charges for power consumption shall be the date mentioned in the bills raised for such charges.

4)	All delayed payments shall carry an interest of 15% per annum from the Due Date till the date the payments are made by THE LESSEE.

5)	In addition to the Warm Shell Rent, any and all taxes, duties, charges, cesses, levy (ies) etc. on Property (collectively referred to as “Taxes on Property”) are payable/ reimbursable by THE LESSEE, from the Lease Commencement Date, calculated prorata of the super built-up area of the Demised Premises to the super built-up area of the Property as well as payable/ reimbursable in respect of car parking spaces, if applicable.

6)	The Lock-in Period of Thirty Six (36) months from Lease Commencement Date as mentioned in above shall be applicable to Warm Shell Rent, Car Parking Charges, Maintenance Charges, Taxes on Property and taxes etc. as applicable.

7)	THE LESSEE agrees to pay to THE LESSOR all the above commercials on their respective due dates.

8)	All costs, charges etc. including any penalties, on execution and registration of this instrument or on all other instruments and deeds to be executed pursuant to this agreement, as applicable, shall be borne and paid solely by THE LESSEE.

9)	THE LESSOR and THE LESSEE shall bear their own legal fees/ charges.

10)	All the escalations/ increases @ 15% in the Warm Shell Rent, IFRSD, Car Parking Charges or any other charges as specified in the Statement of Commercials above are duly agreed by THE LESSEE and THE LESSEE hereby signifies the acceptance of the above in form of initials/ signatures.

11)	The Maintenance charges payable by THE LESSEE, from the Lease Commencement Date, are calculated on actual cost plus 20% basis, which as on 1st May, 2013 are estimated as under:

a)	For normal office hours i.e. 8.00 am to 8.00 pm IST Monday to Friday and 8.00 am to 2.00 pm IST on Saturdays excluding on Sundays, Public and National Holidays: Rs.18/- per sq.ft. per month.

b)	For 365*24*7 operations excluding Public and National Holidays: Rs.30/- per sq. ft. per month.

c)	For working beyond normal office hours (provided it is a full floor): Rs 0.13/- per sq. ft. per hour on the super built up area of the full floor even if the area of Demised Premises is less than the full floor area or per hour for the Demised Premises to be intimated by the Building Manager when required.

Since the building is already operational, while THE LESSEE is carrying out the fit out works but does not utilize the central air conditioning for the Demised Premises during the fitout period; maintenance will be charged at Rs. 7/- per sq. ft. per month.

The Maintenance Charges, as specified above in this LOI, are subject to increase of prices of diesel, gas, petroleum products and other consumables, electricity rates, taxes, wages and salaries, cost of annual maintenance contracts of lifts, DGs, HVAC supplies, transformers, panels etc. during the Lease Term and the Lease Renewal Term (if any).

d)	Maintenance services are as set out in Annexure T-II of this LOI.

12)	Charges for Usage of Power in the Demised Premises during interior fit-outs and Lease Term and the Lease Renewal Term:

a)	For supply of power from Grid power (subject to availability) - As per applicable grid rates

b)	For supply of power from back up sources - Cost + 20%

c)	When power taken from Utilities company is used - Cost + 20%

d)	The cost of power used for common areas from any source, along with other expenditure like security, housekeeping, AMCs etc., is charged in the overall maintenance charges at Cost + 20%.

13)	The initial Lease Term shall be Five (05) years with THE LESSEE having the sole option to renew the lease for one further term of 5 years.

14)	In case of renewal of lease term or earlier termination of the Lease Deed, an advance written notice of Six (06) months shall be served by THE LESSEE.

15)	THE LESSEE currently holds on lease the following office premises in DLF Infinity Towers, Phase III, DLF Cyber City, Gurgaon with M/s DLF Cyber City Developers Limited, the Warm Shell Rent for which is payable as tabulated below:

Super Built up Area (sq.ft.)	Tower	Current Warm Shell Rent (Rs. per sq.ft. per month)	Lease Expiry Date(s)/ Current Warm Shell Rent payable till
38,576	A	34.50/-	30th April, 2014
52,419	B	34.50/-	31st May, 2014
51,244	C	34.50/-	31st March, 2015

And, the following arrangement is agreed between the Parties for the Demised Premises as covered and more particularly detailed in the Annexure C-I(a) of this Lease Deed, and shall be effective once the Lease Deed is signed for the Demised Premises.

Super Built up Area (sq.ft.)	Warm Shell Rent (Rs. per sq.ft. per month)	Rent Commencement Date	Warm Shell Rent payable till
44,607	41.00/-	1st June, 2014	28th February, 2017

It is agreed between the Parties that in case of delay in date of Occupation i.e. commencement of operations of THE LESSEE in the Demised Premises beyond 1st June, 2014 but not later than 31st July, 2014 in any case, THE LESSEE shall be liable to pay Warm Shell Rent along with all other charges for DLF Infinity Tower space, as tabulated below:

Super Built up Area (sq.ft.)	Tower	Warm Shell Rent beyond Lease Expiry Date(s) (Rs. per sq.ft. per month)	Warm Shell Rent payable till
38,576	A	39.67/-	31st July, 2014
52,419	B	39.67/-	31st July, 2014
51,244	C	34.50/-	31st July, 2014

However, it is made clear between the Parties that

i)	The Warm Shell Rent for the Demised Premises shall commence from 1st June, 2014 irrespective of any delay in date of Occupation i.e. commencement of operations of THE LESSEE in the Demised Premises.

ii)	Irrespective of the date of Occupation i.e. commencement of operations of THE LESSEE in the Demised Premises; the lease for the space under lease at DLF Infinity Tower shall stand terminated w.e.f. 1st August, 2014 and become invalid, ineffective and incapable of enforcement in any manner whatsoever and THE LESSEE shall be left with no right, title or interest in respect of the lease of the entire space at DLF Infinity Tower.

iii)	The security deposits paid by THE LESSEE under the lease deeds for the space at DLF Infinity Tower shall be refunded to THE LESSEE, without any interest, once THE LESSEE clears all its dues under the lease deeds and surrenders peaceful, vacant and physical possession of the entire premises, subject to adjustment of outstanding dues, if any.

16)	THE LESSEE had on lease approx. 35,215 sq.ft. super built up area at part of 9th Floor, Block 3, DLF IT Park at Chennai.

The said space had a lock – in period till 31st March, 2015. However the Lock in period from the period 15th April, 2014 till 31st March, 2015 has been agreed to be waived off and the said space has been handed over to THE LESSOR on 15th April, 2014.

It is agreed between the parties that the security deposit paid by THE LESSEE towards the said space shall be adjusted against the deposit payable by THE LESSEE for the Demised Premises and the balance amount shall be payable by THE LESSEE upon signing of the Lease Deed for the Demised Premises.

ANNEXURE C-II

DESCRIPTION OF THE SAID PLOT

ANNEXURE C-III

(Applicable in case THE LESSEE merges or amalgamates after the Lease Deed is signed)

To be given by transferee company

DRAFT UNDERTAKING

To,
DLF

Ref: Lease Deed dated -

I,                     , the authorized representative, vide board resolution/power of attorney dated                      (Copy enclosed),                     , do hereby declare that

1.	We are fully aware with the Lease Deed dated executed between M/s DLF and M/s. and contents thereof.

2.	We are fully aware with the terms and conditions of the abovementioned Lease Deed. We are aware that as per the terms and conditions of the aforementioned Lease Deed, in case of merger/consolidation or amalgamation of THE LESSEE with any other entity, a fresh Lease Deed shall be executed between THE LESSOR and the other entity as provided in Clause 28.3 of the above said Lease Deed subject to such new entity/transferee obtaining prior SEZ approval.

3.	We undertake that as per the provisions of the Lease Deed we shall execute a fresh lease deed on same terms and conditions within 30 days of passing of the order by the Court approving the scheme of merger.

4.	We are aware that we will step into the shoes of THE LESSEE for the remaining period of the Lease Term and that our liability to make payments of rental and other charges as per the Lease Deed shall commence from the date of passing of the final order approving the merger. Till then the payments of rent and other charges payable under the Lease Deed shall be borne and paid regularly by THE LESSEE.

5.	We unequivocally agree, confirm and acknowledge to THE LESSOR that we shall be responsible for enforcement/compliance of all the terms and conditions of the Lease Deed and that we bind ourselves with the terms and conditions of the aforementioned Lease Deed and we shall also be liable for breach/non-compliance of the terms and conditions as per the Lease Deed dated .

(Authorized Signatory)

Confirmed by:

( )
THE LESSEE

ANNEXURE C-IV

ELECTRONIC CLEARING SYSTEM ACTIVATION FORM

1	Name of the Vendor:	DLF ASSETS PVT. LTD.

2	Contact person:	Ms. Sherry Sharma

3	Designation:	SM

4	Address:	DLF GATEWAY TOWER, 6TH FLOOR, PHASE – III, GURGAON.

5	Mobile No:	7838088809

6	Contact No:	0124-4778041

7	Email ID:	sharma-sherry@dlf.in

8	Fax:

9.	PAN:	AACCD4923A

10.	TAN:	DELD09632A

11.	Bank Name:	CITI BANK

12.	Bank Address:	JEEVAN BHARTI BUILDING, 124, CONNAUGHT CIRCUS, NEW DELHI – 110001.

13.	Account No.:	‘0011812228

14.	NEFT Code:	CITI0000002

15.	RTGS Code:	CITI0000002

16.	Swift Code *:	CITIINBX

Note:

•	THE LESSEE to check with concerned bank for NEFT / RTGS / SWIFT Codes.

•	Swift Code is required in case THE LESSEE has an account with HSBC bank.

•	Bill-wise details against NEFT payments by mail.

ANNEXURE T-I

TENTATIVE SUPER BUILT UP AREA CALCULATIONS

TENTATIVE SUPER BUILT UP AREA CALCULATIONS

BLOCK ‘A2’, DLF IT SEZ SILOKHERA

FLOOR / OFFICE NO.	OFFICE AREA		TERRACE AREA		SUPER AREA		TOTAL SUPER BUILT UP AREA
	(SQM)	(SFT)	(SQM)	(SFT)	(SQM)	(SFT)	(SQM)	(SFT)
EIGHTH/ 8F	1660.582	17875	—	—	2075.728	22343	2075.728	22343
NINETH/ 9F	1660.582	17875	—	—	2075.728	22343	2075.728	22343
TENTH/ 10F	1654.718	17811	—	—	2068.398	22264	2068.398	22264
ELEVENTH/11F/2	975.340	10499	—	—	1219.176	13123	1219.176	13123

TOTAL	5951.222	64060	—	—	7439.03	80073	7439.03	80073

The Super built up area shall be the sum of Office area of the said premises and its prorata share of Common areas in the entire said building i.e., Block A2.

Whereas the Office area of the said premises shall mean the entire area enclosed by its periphery walls including area under walls, wall cladding, columns, half the area of walls common with other premises etc. which form integral part of said premises and prorata share of common corridor, AMU and electrical rooms for offices on this floor. Common area shall mean all such parts / areas in the said building which M/s WNS Global Services Private Limited / Occupants of the said premises shall use by sharing with other Allottees / Occupants in the said building including entrance canopy and lobby, stilt area, atrium, corridors and passages, common toilets, area of cooling towers, security / fire control room(s), lift shafts, all electrical shafts, D.C. shafts, AC shafts, pressurisation shafts, plumbing and fire shafts on all floors and rooms, staircases, mumties, refuge areas, lift machine rooms, water tanks, electric substation and transformers. In addition entire services area in basement including but not limited to D.G. set rooms, AC plant room underground water and other storage tanks, pump rooms, maintenance and service rooms, fan rooms and circulation areas etc. shall be counted towards common area.

TENTATIVE SUPER BUILT UP AREA CALCULATIONS

BLOCK ‘A3’, DLF IT SEZ SlLOKHERA

FLOOR / OFFICE NO.	OFFICE AREA		TERRACE AREA		SUPER AREA		TOTAL SUPER BUILT UP AREA
	(SQM)	(SFT)	(SQM)	(SFT)	(SQM)	(SFT)	(SQM)	(SFT)
EIGHTH/ 8F	1666.426	17937	—	—	2083.033	22422	2083.033	22422
NINETH/ 9F	1666.426	17937	—	—	2083.033	22422	2083.033	22422
TENTH/ 10F	1660.563	17874	—	—	2075.704	22343	2075.704	22343

TOTAL	4993.415	53748			6241.770	67187	6241.770	67187

The Super built up area shall be the sum of Office area of the said premises and its prorata share of Common areas in the entire said building i.e., Block A3

Whereas the Office area of the said premises shall mean the entire area enclosed by its periphery walls including area under walls, wall cladding, columns, half the area of walls common with other premises etc. which form integral part of said premises and prorata share of common corridor, AHU and electrical rooms for offices on this floor. Common area shall mean all such parts / areas in the said building which M/s WNS Global Services Private Limited / Occupants of the said premises shall use by sharing with other Allottees / Occupants in the said building including entrance canopy and lobby, stilt area, atrium, corridors and passages, common toilets, area of cooling lowers, security / fire control room(s), lift shafts, all electrical shafts, D.G. shafts, AC shafts, pressurisation shafts, plumbing and fire shafts on all floors and rooms, staircases, mumties, refuge areas, lift machine rooms, water tanks, electric substation and transformers. In addition entire services area in basement including but not limited to D.G. set rooms, AC plant room underground water and other storage tanks, pump rooms, maintenance and service rooms, fan rooms and circulation areas etc. shall be counted towards common area.

ANNEXURE T-II

DESCRIPTION OF THE FLOOR PLAN(S) OF THE DEMISED PREMISES

(Highlighted area)

10th Floor, Block A2 & A3

ANNEXURE T-III

CAR PARKING SPACES EARMARKED FOR USE BY THE LESSEE

Number of car parking spaces earmarked in the basement/stilt/ surface car parking spaces for use by THE LESSEE

Forty Five (45) Numbers

ANNEXURE T-IV

MONTHLY MAINTENANCE AND SERVICE EXPENDITURE (INDICATIVE)

A.	The expected monthly maintenance and service charges shall be 1.20 times the sum total of the following expenditure calculated on sq.ft. of super built – up area basis and shall be charged every month. The expenditure shall include but shall not be limited to the following:

1.	Annual maintenance contracts, service contract expenditure including taxes & statutory levies as applicable, lease rental and other charges for operation and maintenance of all electro-mechanical equipments and all other equipment installed and to be additionally installed by THE LESSOR/maintenance agency.

2.	Cost of water for all purposes.

3.	Cost of electricity for central air-conditioning (excluding AHUs) and all services provided including in the parking, common and external areas.

4.	Cost of maintenance of landscaped areas, compound wall, tube well, electrification sewerage, roads and paths and any other services within the boundary of the Said Plot.

5.	Cost of maintenance, cleaning, painting and necessary replacements of a revenue nature in common areas including cost of maintenance of basements and common services therein.

6.	Cost of security services.

7.	Cost of administrative staff, maintenance staff of the building and the manager directly related to the maintenance of the building.

8.	Cost of all consumables for all services in common areas.

9.	Annual fees of various authorities.

10.	Cost of diesel and lubricants etc. for DG sets and cost of gas and lubricants etc. for gas generators and air conditioning systems etc.

11.	Cost of all replacements / refurnishing of parts of various equipments used in maintenance services.

12.	Cost of augmentation/upgradations/replacement/deployment of existing and additional security/fire/other electromechanical systems acquired through leasing/ amortization/ rental basis.

13.	Cost of expenses incurred on infrastructure in and around the Said Building.

14.	Cost of insurance of Building and fitouts when fitted out space is provided.

15.	Depreciation / sinking fund /lease rentals of all electro-mechanical equipments, including but not limited to chillers, D.G. Sets and lifts.

16.	Maintenance Charges for Car Parking Spaces.

17.	Any expenditure incurred on personnel, administrative and any other related cost of the custom/excise staff posted at SEZ operations.

B.	Cost of exclusive services, if any, provided to the occupant shall be extra.

C.	Service Tax and other taxes, as applicable, shall be additional.

ANNEXURE T-V

TENTATIVE BUILDING SPECIFICATIONS

STRUCTURE	RCC framed structure

Finishes

External Façade	Combination of Clear Float Glass and/or Reflective floats glass with Granite / Metal Cladding / Exterior paint / any other.

Atrium, Lift Lobbies Floors & Walls.	Combination of Indian marbles and / or granites.

Main staircase(s) / Fire Escape staircase(s)	Terrazzo / Kota Stone / Good concrete.

Elevators	High Speed Passenger Elevators. Service Elevator

Parking	Stilt/Surface/Basements

Amenities	Centrally Air Conditioned Building – Provision for office area Air Conditioning provided upto AHU on each floor. The internal distribution system of Air Conditioning shall be sole responsibility of the tenant.

Power Back up	100% power back-up including power back up for AC system also.

Fire Fighting	Sprinkler and fire detection system will be provided in the basement area and common area only as per NBC. One layer of upright sprinklers for areas above the false ceiling shall be provided by THE LESSOR. Another layer of pendant type sprinklers for areas below the false ceiling to be provided by THE LESSEE as per NBC norms.

Wash room	Gents / Ladies Toilet on each floor as per statutory norms, CI/GI piping will be provided, but no CP fittings, Fixtures Wall / Floor finishes. Door & shutters will be provided.

Electricity/Telephone	Provision on each floor up to the shaft. Connections have to be arranged by respective owners/users. No Electric conduits or wiring shall be provided in the slab.

NOTE:

A.	Materials specially the imported ones are subject to availability as per prevalent policies of Govt. of India.

B.	Wherever larger floor heights are provided due to architectural reasons, from the viewpoint of air conditioning load, the height of false ceiling to be done by THE LESSEE shall not exceed 3 mtrs. from the finished floor level.

C.	The above-mentioned specifications are for common area only. The office area will be in Warm Shell condition only. All fittings, A.C. Ducts, Electrical distribution and Fire Fighting etc. shall be the sole responsibility of THE LESSEE.

D.	Plumbing provision for extra toilets may be provided at one / two different locations

E.	The above specifications are tentative and are subject to change at the sole discretion of THE LESSOR.

ANNEXURE T-VI

SHARING OF SERVICES / DIVISION OF FLOOR

(i) In case the Demised Premises is not contiguous with the AHU due to which the ducting is required to pass through any other LESSEE’s premises on the same floor, then THE LESSEE will provide FCU/AHU for the Demised Premises and will also bring chilled water piping upto the Demised Premises.

(ii) However, in case of floor division into two or more offices, such that the services are to be shared amongst The LESSEE of the floor, THE LESSEE will design their services in sharing with the other LESSEE(s) on the floors. Similarly, THE LESSEE will not object to any other LESSEE passing their services from THE LESSEE’s Demised Premises (if required). Any damage to the interiors of THE LESSEE while passing of any common services by any other LESSEE will be rectified by the other LESSEE taking services through THE LESSEE’s premises.

(iii) THE LESSEE {(if THE LESSEE is the first occupant to be using common AHU which is to be shared with the later occupant(s))}, will make arrangements in their ducting/plenum for tap-off for any other LESSEE whose services are designed from a common AHU shared by THE LESSEE.

(iv) The necessary electrical connection for the FCU/AHU is to be done by THE LESSEE and connected to THE LESSOR’s panel by doing the necessary modifications. Also, the cost of chilled water piping/any electrical/plumbing/fire fighting modification shall be borne by THE LESSEE.

(v) HVAC plenum and lowside ducting needs to be done by THE LESSEE at its own cost. In case, all occupants of the floor have closed their false ceiling and no duct is left for future lessee, THE LESSEE occupying at later stage will have to install their own FCU and make the necessary connections to chilled water lines. THE LESSEE is required to share the cost of HVAC plenum/ ducting provisioning with other lessees.

(vi) Any dismantling of false ceiling of common areas for services by THE LESSEE is to be made good(as per THE LESSOR’s specifications) by THE LESSEE at their own cost.

(vii) Sprinkler tap – off: THE LESSEE has to take tap – off for down type Sprinklers with installation of valves under supervision of Building services.

ANNEXURE T-VII

GUIDING PRINCIPLES FOR THE FIT-OUTS OF THE DEMISED PREMISES

1.	Temporary Electricity / Water Supply will be provided for fit-out works at one point in shaft on request by THE LESSEE.

2.	Construction Hoist / Staircase in the tower will be made available to shift the materials to the respective floors, whenever required by THE LESSEE.

3.	Vertical stacks for plumbing shall be made available on the relevant floor(s) when requested by THE LESSEE.

4.	Temporary toilets for labour force to be arranged by the respective contractors of THE LESSEE.

5.	Clear construction access. Materials to be kept by THE LESSEE at their respective floors.

6.	THE LESSOR shall not provide any storage space to THE LESSEE in the basements of the Said Building.

7.	THE LESSEE shall be fully responsible for all regulatory & statutory compliances at all times during fit-out period and during fit-out occupancy.

ANNEXURE T-VIII

HANDOVER OF DEMISED PREMISES FOR OCCUPATION

1.	Gas Generators, DG and Chillers shall be commissioned for servicing the Demised Premises when THE LESSEE has completed their scope of work for the low side before the integration with THE LESSOR high side services can be done. The services will be provided/ connected within three working days of THE LESSEE’s request after THE LESSEE has completed their scope of work including interiors as per drawings approved by THE LESSOR.

2.	Lift facility will be available one day before THE LESSEE starts operations, when advised by THE LESSEE.

3.	THE LESSEE to discuss and finalize all connectivity issues relating to telephone and wireless services with the service provider. Cables of Telephone Service Provider shall be terminated to the basement of the building.

4.	THE LESSOR shall not provide any storage space to THE LESSEE in the basements of the Said Building.

ANNEXURE T-IX

LIST OF DRAWINGS REQUIRED FOR APPROVAL BY THE LESSOR

1. Architectural Design

1.	Interior layout drawing showing all the facilities provided.

2.	Typical section details showing the false ceiling height.

3.	Additional toilet/pantry detail drawings if any.

4.	False ceiling details along the curtain/structural glazing.

2. Electrical Design

1.	Electrical load sheet (Equipment and lighting load details).

2.	SLD showing load balancing of the system.

3.	Electrical layout.

4.	Data and raceway layout.

5.	Power and LV system layout.

6.	Smoke detection and PA system layout.

7.	Coordinated Reflected Ceiling Plan with other services.

8.	Number of earth pits required to be provided.

3. HVAC Design

1.	Ducting layout showing AHU capacity.

2.	Chilled water pipe routing if provision of FCU required.

3.	Number of outdoor split units required in case provided by client.

4.	Toilet and pantry ventilation layout.

5.	Occupancy details.

4. Plumbing and Fire Fighting Design

1.	Population / Occupancy details.

2.	Toilets and pantry plumbing detail drawings.

3.	Sprinkler Layout.

Important Design Considerations

1.	Upright layer of sprinklers provided by THE LESSOR shall not be disturbed by the client. A separate tap-off has been provided for installing the second layer of pendant type sprinklers.

2.	Sprinkler drop points to be MS threaded for 50mm & below as required by NBC.

3.	Quick response Sprinkler Bulbs to be installed.

4.	Flexible connections for sprinklers if used shall be UL listed & tested for working pressure at 200psi.

5.	If sprinklers are to be isolated in any area (server room / UPS room / Electrical room), an automatic fire fighting system such as FM200 or CO2 based system shall be provided by the client.

6.	No reduction in number of WC’s/fixtures/urinals/wash-basins.

7.	Only cisterns to be used. No flush valves allowed.

8.	Fire Dampers shall be motorized and not fused linked.

9.	Fire dampers to be put both in supply ducting and return air path.

10.	AC split units/ PACs to be designed only for critical areas such as server room/Hub room/Cafeteria (in case client wants to avoid mixing of AHU air and cafeteria air).

11.	Only roller blinds to be provided.

12.	Partitions within office premise to be designed to terminate at mullions, keeping an expansion joint of 5mm to be filled with silicon sealant only.

13.	Provision for trap door has been made for all shafts. Trap doors to be provided by the client with proper locking arrangement. The trap doors shall not be permanently sealed /closed. One set of keys for the trap doors should always be available with the security guard of the client so that the shaft is accessible during any emergency. The shaft accessible through the client’s premises to be kept clean by the client at all times.

14.	Only MS Conduits shall be used for electrical wiring.

15.	The smoke detection and PA system being provided by the client is required to be integrated by the client with base building’s smoke detection and PA system.

Notes:

1.	The Lessee to submit the complete set of drawings/details which will be approved by THE LESSOR’s architect with comments and returned to THE LESSEE. Incomplete submission will not be approved. Two photocopies of the approved drawings to be submitted – one to DLF Building Services and another to DLF Technical Services for records.

2.	Drawings should be coordinated with other services drawing.

3.	Location of server room / UPS room or any other facility room where additional structural load is to be considered should be clearly marked with the equipment load details and layout, for structural design consideration.

4.	Drawings should be of legible format and should be duly signed by Architect/Consultant.

5.	Design should be in compliance with NBC/fire norms/byelaws.

6.	Any modification sought in the base building or any facility which has an impact on the building’s architectural feature should be highlighted in the architectural drawings for approval. Such modifications seeking any structural changes, façade changes or aesthetics of any building would not be considered.

7.	Name of the Architect/Consultant with his phone number should be mentioned on the drawings so that in case of clarification or discussion if any required can be done on the phone itself.

8.	Please ensure to mention the clients name, building name, floor and area on all the drawings.

ANNEXURE T-X

THE LESSEE’S RESPONSIBILITY DURING INTERIOR FITOUTS WORK, ADDITIONS/ MODIFICATIONS/ ALTERATIONS OF INTERIOR WORKS (REFERRED HEREINAFTER AS INTERIOR WORKS) AND DURING THE LEASE TERM / LEASE RENEWAL TERM AND DURING OPERATIONS

THE LESSOR has provided the fire detection systems as elaborated in Part B. These systems are as per NBC norm.

A	THE LESSEE will be responsible to ensure the following elaborated under different sub heads:

(I)	FIRE DETECTION & FIRE FIGHTING

1.	The existing sprinkler systems provided is not to be isolated or closed at any point of time during interior works.

(a)	For providing sprinklers below false ceiling a separate network of sprinklers to be installed.

(b)	Before starting the interior/fitout works, THE LESSEE will also check for themselves that the sprinkler systems are in working condition.

(c)	Upon completion of False Ceiling, the sprinkler below false ceiling is to be charged. Only upon charging the sprinklers below false ceiling, THE LESSEE can do other interior works and can bring in the carpets / furniture / modular workstations/ chairs / wood for partitions etc. into the premises for installation.

(d)	Sprinkler system as per NBC.

2.	Fire detection, alarm systems and fire fighting systems must not be closed or isolated during the period when interior works are carried out or during the lease period or lease renewal period. (should be as per NBC).

2 (a).	As and when there is Puja/ Havan in THE LESSEE’s Premises the Building Manager to take proper action for alarm system so that other occupants are not disturbed. THE LESSEE shall send prior notice for the Puja/ Havan including the essential details like time, date and the venue to the Building Manager.

3.	Before start of Interior works THE LESSEE to ensure 4 nos. Fire Extinguishers, 4 Nos. Sand buckets & 4 nos. Water buckets are placed at different locations on each floor of the premises when THE LESSEE is starting the interiors.

4.	Before doing any welding works, THE LESSEE to obtain hot works permit and ensure that the site is clear, no paper/wood pieces/or any other combustible material is around and adequate standby fire-fighting mechanism in place, which includes at least 2 nos of fire extinguishers, 1 nos of sand buckets, 1 nos of water bucket etc are in place. Once the welding is completed, the site to be re-inspected for any welding spark.

5.	No gas of any kind to be used for welding purposes. Only arc/electrical welding to be used.

6.	Zonal fire detection panels are provided on all floors. THE LESSEE to ensure that at any point of time there would be some smoke detectors spread over the Demised Premises operational and connected to the Zonal panel.

7.	During interior works, THE LESSEE to ensure proper signages and fire escape routes are prominently displayed inside their premises.

8.	Security Guards professionally trained in fire fighting systems to be deployed on each floor during all shifts round the clock. They should be capable of handling the fire-fighting equipments provided on the floors such as fire hydrants etc.

9.	The entire building is a no smoking zone. THE LESSEE to ensure that even during interior works no person smokes inside the building. Match Boxes & Cigarette Lighters are not allowed at site in the building.

10.	No items of any nature to be stored in Electrical Control / Panel Room. A stray electrical spark may result in such items catching fire; moreover, presence of such items may impede access to Control Panel in times of emergency.

11.	Use/storage of cooking gas / cooking gas cylinders in the Demised Premises is not allowed.

12.	THE LESSEE’s Security Personnel should not remain inside the offices after they have been closed for the day. Unauthorized smoking by such staff can also contribute to major fire. After closing hours, your Security/Guard be stationed outside the office (and not within), and the interiors of the offices can be monitored by then over closed circuit video cameras.

13.	THE LESSEE to install automatic gas flooding Fire Extinguishing System, FM 200 or equivalent, in case THE LESSEE wants to remove the sprinkler system in the Server Room. The FM 200 will not be kept on manual mode under any circumstances.

(II)	ELECTRICAL & MECHANICAL

14.	For the operational usage THE LESSOR has provided the electrical tap-off in electrical room along with sub-meters installed for supply of power from grid/supplying agency and back-up power. THE LESSEE to tap-off electricity through proper distribution panel / board properly earthed. The distribution of electricity inside the premises during the interior works shall be responsibility of THE LESSEE.

15.	All electrical installation shall be carried by authorized licensed contractor and THE LESSEE shall submit installation test certificate issued by same contractor and certificate of verification of these installation by a reputed electrical consultant.

16.	During interior works Electrical supply for fitout to be given through portable DG/Building DG (if installed). In case power for fitouts is provided through temporary portable DG installed outside, THE LESSEE will have to take the tapping though a cable of suitable rating from outside the building. Lessee to take the electricity in a proper panel/fitted with MCB & ELCB with proper earthing. Cable of proper rating to be used as per load. No loose connection & joints in wires will be allowed. During interior works while using drilling/hammering machine or any other electrical equipment, THE LESSEE shall ensure that proper 3 pin plugs are used. No over loading of socket will be allowed.

17.	All outgoing feeders single phase & 3 phase in Panels & DBs outlets shall be suitable of individual equipment rating and out going feeders must have a protection arrangement so that it should trip in the event of overload, short circuit & earth fault.

18.	All material to be used should be of IS Standard & from reputed manufacturer. No sub standard material to be used.

19.	No aluminum cable to be used. Only copper cables of ISI make to be used.

20.	Under no circumstances during interiors / operations should the safety system in the circuit / MCB / ELCB be bypassed. THE LESSOR to ensure that this is adhered to under all circumstances.

21.	Only CFL & tubes with electronic chokes to be used. No Aluminum / Copper chokes to be used.

22.	Compressors of Split AC/ Precision AC shall be serviced regularly to avoid overheating / jamming of compressor / fan motor. Stabilizer sockets to be checked regularly for heating.

23.	Supply from one socket to be used for one source only and 3 wire cable to be used rather than 3 different cables. No overloading of sockets.

24.	Balancing of load should be proper in all 3 phases.

25.	Coffee machine / water cooler/ oven and any other Electrical appliances should be properly earthed and to be used with a proper rating of cable through ELCB.

26.	For power output 15 amp plug; for lighting 5 amp plug and for AC industrial sockets to be used.

27.	Small step down transformer on false ceiling for lighting to be properly secured.

28.	No PVC pipes to be used for Electrical wiring, only MS pipes to be used.

29.	Electrical panel wiring to be properly dressed and the gap between the phases to be proper.

30.	CT provided in the electrical panel should be of proper size and should have a proper gap between the space and CT to be checked for any heating/ cracking.

31.	One circuit should not have more than eight light point or two power points.

32.	For neon signages, transformer should be placed outside safe place or LED signages to be used.

33.	THE LESSEE to ensure that the electro-mechanical systems installed in the Demised Premises is properly maintained during their interior works and at the time of operations. THE LESSEE to also ensure that no fire spreads from the Demised Premises.

34.	THE LESSEE to have the audit of their entire Electrical systems done on a half-yearly basis by a reputed Electrical consultant and provide a certificate certifying that all THE LESSEE’s installations including insulation resistance are in good and safe working condition and does not have any possibility of short circuit and becoming a fire source. To be submitted to the facility manager on half-yearly basis.

35.	THE LESSEE to have the audit of their entire HVAC systems done on a half-yearly basis by a reputed HVAC consultant and provide a certificate certifying that all THE LESSEE’s installations are in good and safe working condition and does not have any possibility of short circuit and becoming a fire source. To be submitted to the facility manager on half-yearly basis.

(III)	DRAWINGS & SPECIFICATIONS

36.	THE LESSEE shall ensure that the fitout works is done as per the drawings approved by THE LESSOR’s architect. No deviation will be allowed.

37.	THE LESSEE to use fire retardant material in the design of their interior works.

38.	While designing of interior works, it should be kept in mind that the access to the fire hydrants is not restricted in any way.

39.	For flushing of water closets only cisterns/concealed cisterns are to be used. No flushing valves to be installed.

(IV)	WORK PROCEDURE

40.	THE LESSEE shall ensure that no structural damage takes place.

41.	Every day, on completion of work, THE LESSEE shall ensure that the site is cleaned all combustible & non-combustible scrap including any wood/paper/lose paint /any other material/scrap is remove from the premises.

42.	THE LESSEE shall ensure that the malba/scrap is disposed out of site every day.

43.	THE LESSEE shall ensure that the stair cases are not blocked with interior fitout material.

44.	No material shall be stocked in the lift lobby area.

45.	THE LESSEE shall not store paint and other combustible material at Demised Premises. The material may be brought onto the floor for interior finishing as and when it is required.

46.	No storage of any material / records in basement is allowed as it obstructs free movement. However, for a limited period of 10 days during interior works THE LESSEE with the permission of the facility manager can use this earmarked car/two wheeler parking space as temporary storage for fixture/furniture which is in the process of being installed. The same must be barricaded by THE LESSEE and THE LESSEE must depute a security guard for the same. THE LESSEE must install a Fire Fighting system such as extinguishers, sand buckets & water buckets to the satisfaction of the facility manager for this temporary storage area. This furniture/fixture will be allowed to be brought only 7 days in advance of installation. The storage area must be cleared by THE LESSEE immediately after shifting the material in their premises. In case the interiors are getting delayed beyond the targeted date, THE LESSEE will clear the temporary store immediately and shift all material in their premises. When the material is shifted on the floor the packing / covering to be removed the same day and all packing / covering material to be shifted out of the premises and the building on the same day.

47.	During normal office hours, no noisy interior works such as drilling, hammering, cutting, chisilling etc is to be carried out by THE LESSEE. The same can be done after normal office hours. However, works other than the above can be carried on which cause no disturbance to the occupied floors.

48.	Working Norms for Interior Works

(a)	In New Building where no other LESSEE is operational the interior works can be done on 24 hrs. basis.

(b)	In a multi-tenanted building as soon as any other LESSEE completes their interior works and becomes operational; no noisy works to be done during office hours.

(c)	Noisy works such as drilling, hammering, cutting, chiseling etc. to be carrying out by THE LESSEE after normal office hours.

(V)	OTHER REQUIREMENTS

49.	No Parking of CNG / LPG powered cars in basements as the chances of occurrence of fire / explosion in such vehicles are very high.

THE LESSEE shall use the parking spaces only for the purposes of parking its cars and for no other use.

THE LESSEE undertakes that it shall not make any constructions on the car /two wheeler parking spaces or create obstruction of any kind on it or around these spaces to hinder the movement of vehicles and persons.

50.	All the terraces of the Said Building including the parapet walls of the terraces shall always be the property of THE LESSOR and THE LESSOR shall be entitled to use the same for any purpose as it may deem fit.

51.	The façade of the Said Building shall also be used by other LESSEES/Occupants for displaying their name and advertisements as per THE LESSOR’s approval.

No signage of any kind either inside or outside shall be allowed on the façade glass/ columns of the Demised Premises.

52.	That before any machinery, equipment, safe or furniture, etc. is moved into or out of the Demised Premises, due approval in writing must be taken by THE LESSEE from the Building Manager or other authorized personnel appointed by THE LESSOR, in the absence of which the movement thereof will not be permitted by THE LESSOR, provided, however, such movement will be allowed during normal business hours only.

53.	Lifts/ elevators/ escalators of reputed makes have been provided in the Said Building/ Said Complex.

THE LESSEE should educate its employees, visitors and customers with regard to the DO’s and DONT’s of the safe usage of these items. These are self operating lifts/ elevators/ escalators. Do’s and Don’ts as recommended by the suppliers are as displayed therein.

The maintenance of these items is done by giving AMC’s to suppliers/ third parties.

In the event of any mishap occurring, THE LESSOR or its employees shall not be held responsible for any consequences arising from usage of these items.

B.	The following fire-detection and alarm system are provided as per NBC norms inside the premises:

Fire Detection & Alarm System:

1.	Main control / Alarm panel located in security room connected with the floor-wise zonal panel located near the staircase.

2.	The Smoke / Heat Detectors installed by the floor occupant are connected to the zonal panels located on the floors.

3.	The main panel has inbuilt zone-wise fire detector and automatic alarm on all floors, through an amplifier.

4.	All AHUs and other ventilation / pressurization systems are operationally hooked-up with fire alarm / detection system.

Fire Fighting System

The following fire fighting systems are provided along with:

•	Fire Pumps (Hydrants & sprinkler)

•	Jockey pumps

•	Diesel Driven engine pump

•	Fire Hydrants

•	Hose reels

•	Fire extinguishers in common areas

•	Sprinkler systems

•	Public address and Alarm System

•	Automatic / manual Fire Alarm system

The Fire Hydrant systems comprises of internal fire hydrant system available on all the floors and the external hydrant system around the building.

Sprinkler system is provided in basement, Lift lobby and service area and office areas as per NBC norms.